EXHIBIT (2)-1                                               CONFORMED COPY














                           AGREEMENT AND PLAN OF MERGER


                                   by and among


                          NORTHERN STATES POWER COMPANY,


                          WISCONSIN ENERGY CORPORATION,


                          NORTHERN POWER WISCONSIN CORP.

                                       AND

                                  WEC SUB CORP.


                            dated as of April 28, 1995







                                TABLE OF CONTENTS

                                                                    Page


                                    ARTICLE I

                                   THE MERGERS

         SECTION 1.1    The Mergers...............................     1
         SECTION 1.2    Effects of the Mergers....................     2
         SECTION 1.3    Effective Time of the Mergers.............     2


                                    ARTICLE II

                               TREATMENT OF SHARES

         SECTION 2.1    Effect of the Mergers on Capital Stock....     3
         SECTION 2.2    Dissenting Shares.........................     5
         SECTION 2.3    Issuance of New Certificates..............     5


                                   ARTICLE III

                                   THE CLOSING

         SECTION 3.1    Closing...................................     8


                                    ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF NSP

         SECTION 4.1    Organization and Qualification............     8
         SECTION 4.2    Subsidiaries..............................     9
         SECTION 4.3    Capitalization............................    10
         SECTION 4.4    Authority; Non-Contravention; Statutory
                          Approvals; Compliance...................    11
         SECTION 4.5    Reports and Financial Statements..........    13
         SECTION 4.6    Absence of Certain Changes or Events......    13
         SECTION 4.7    Litigation................................    14
         SECTION 4.8    Registration Statement and Proxy
                          Statement...............................    14
         SECTION 4.9    Tax Matters...............................    15
         SECTION 4.10   Employee Matters; ERISA...................    17
         SECTION 4.11   Environmental Protection..................    19
         SECTION 4.12   Regulation as a Utility...................    22
         SECTION 4.13   Vote Required.............................    22
         SECTION 4.14   Accounting Matters........................    22








                                                                    Page

         SECTION 4.15   Applicability of Certain Minnesota Law....    23
         SECTION 4.16   Opinion of Financial Advisor..............    23
         SECTION 4.17   Insurance.................................    23
         SECTION 4.18   Ownership of WEC Common Stock.............    23


                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF WEC

         SECTION 5.1    Organization and Qualification............    24
         SECTION 5.2    Subsidiaries..............................    24
         SECTION 5.3    Capitalization............................    25
         SECTION 5.4    Authority; Non-Contravention; Statutory
                          Approvals; Compliance...................    26
         SECTION 5.5    Reports and Financial Statements..........    28
         SECTION 5.6    Absence of Certain Changes or Events......    28
         SECTION 5.7    Litigation................................    29
         SECTION 5.8    Registration Statement and Proxy
                          Statement...............................    29
         SECTION 5.9    Tax Matters...............................    29
         SECTION 5.10   Employee Matters; ERISA...................    31
         SECTION 5.11   Environmental Protection..................    34
         SECTION 5.12   Regulation as a Utility...................    35
         SECTION 5.13   Vote Required.............................    35
         SECTION 5.14   Accounting Matters........................    35
         SECTION 5.15   Applicability of Certain Wisconsin Law....    36
         SECTION 5.16   Opinion of Financial Advisor..............    36
         SECTION 5.17   Insurance.................................    36
         SECTION 5.18   Ownership of Old NSP Common Stock.........    36


                                    ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGERS

         SECTION 6.1    Covenants of the Parties..................    36


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         SECTION 7.1    Access to Information.....................    46
         SECTION 7.2    Joint Proxy Statement and Registration
                          Statement...............................    46
         SECTION 7.3    Regulatory Matters........................    48
         SECTION 7.4    Shareholder Approval......................    48
         SECTION 7.5    Directors' and Officers' Indemnification..    49
         SECTION 7.6    Disclosure Schedules......................    51








                                                                    Page

         SECTION 7.7    Public Announcements......................    51
         SECTION 7.8    Rule 145 Affiliates.......................    52
         SECTION 7.9    Employee Agreements and Workforce
                          Matters.................................    52
         SECTION 7.10   Employee Benefit Plans....................    53
         SECTION 7.11   Stock Option and Other Stock Plans........    55
         SECTION 7.12   No Solicitations..........................    56
         SECTION 7.13   Company Board of Directors................    57
         SECTION 7.14   Company Officers..........................    57
         SECTION 7.15   Employment Contracts......................    58
         SECTION 7.16   Post-Merger Operations....................    58
         SECTION 7.17   Expenses..................................    59
         SECTION 7.18   Further Assurances........................    59
         SECTION 7.19   Utility Asset Transfer....................    60
         SECTION 7.20   Charter and By-law Amendments.............    60


                                   ARTICLE VIII

                                    CONDITIONS

         SECTION 8.1    Conditions to Each Party's Obligation
                          to Effect the Mergers...................    60
         SECTION 8.2    Conditions to Obligation of WEC to
                          Effect the Mergers......................    62
         SECTION 8.3    Conditions to Obligation of NSP to
                          Effect the Mergers......................    63


                                    ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.1    Termination...............................    64
         SECTION 9.2    Effect of Termination.....................    68
         SECTION 9.3    Termination Fee; Expenses.................    68
         SECTION 9.4    Amendment.................................    70
         SECTION 9.5    Waiver....................................    70


                                    ARTICLE X

                                GENERAL PROVISIONS

         SECTION 10.1   Non-Survival; Effect of Representations
                          and Warranties..........................    71
         SECTION 10.2   Brokers...................................    71
         SECTION 10.3   Notices...................................    71
         SECTION 10.4   Miscellaneous.............................    73
         SECTION 10.5   Interpretation............................    73








                                                                    Page

         SECTION 10.6   Counterparts; Effect......................    73
         SECTION 10.7   Parties in Interest.......................    74
         SECTION 10.8   Waiver of Jury Trial and Certain
                          Damages.................................    74
         SECTION 10.9   Enforcement...............................    74


         Exhibit A            Form of WEC Stock Option Agreement

         Exhibit B            Form of NSP Stock Option Agreement

         Exhibit 7.8          Form of Affiliate Agreement

         Exhibit 7.10(a)      Form of NSP Severance Plan

         Exhibit 7.10(b)      Form of WEC Severance Plan

         Exhibit 7.13         Committees of the Board of Directors of
                              the Company

         Exhibit 7.15.1       Form of Employment Agreement of James J.
                              Howard

         Exhibit 7.15.2       Form of Employment Agreement of Richard A.
                              Abdoo

         Exhibit 7.20(b) Form of Amended and Restated Articles of Incorporation of New NSP

         Exhibit 7.20(c) Form of Amended and Restated Articles of Incorporation of WEC Sub





























                              Index of Defined Terms

         Term                                                       Page

         1935 Act................................................      9
         affiliate...............................................     22
         Affiliate Agreement.....................................     52
         Affiliated Employees....................................     53
         Agreement...............................................      1
         Business Combination....................................     65
         Business Combination Proposal...........................     56
         Cancelled Common Shares.................................      5
         Cancelled Preferred Shares..............................      6
         Certificates............................................      6
         Closing.................................................      8
         Closing Agreement.......................................     16
         Closing Date............................................      8
         Code....................................................     15
         Committee...............................................     54
         Common Certificates.....................................      5
         Company.................................................      1
         Company Common Stock....................................      4
         Company Replacement Plans...............................     54
         Company Shares..........................................      6
         Company Stock Plan......................................     54
         Confidentiality Agreement...............................     46
         control.................................................     23
         Direct Subsidiary.......................................      9
         Disclosure Schedules....................................     51
         Effective Time..........................................      3
         Environmental Claim.....................................     21
         Environmental Laws......................................     21
         Environmental Permits...................................     20
         ERISA...................................................     17
         Exchange Act............................................     13
         Exchange Agent..........................................      5
         FERC....................................................     13
         Final Order.............................................     61
         Foundation..............................................     59
         GAAP....................................................     13
         Governmental Authority..................................     12
         Hazardous Materials.....................................     21
         HSR Act.................................................     48
         Indemnified Liabilities.................................     49
         Indemnified Party.......................................     49
         Initial Termination Date................................     64
         IRS.....................................................     62
         Joint Proxy/Registration Statement......................     46
         joint venture...........................................      9
         MBCA....................................................      2








         Term                                                       Page

         Mergers.................................................      1
         Mr. Abdoo...............................................     44
         Mr. Howard..............................................     44
         New NSP.................................................      1
         NRC.....................................................     13
         NSP.....................................................      1
         NSP Benefit Plans.......................................     17
         NSP Common Stock........................................      3
         NSP Disclosure Schedule.................................     51
         NSP Dissenting Shares...................................      5
         NSP Effective Time......................................      3
         NSP Financial Statements................................     13
         NSP Incentive Plan......................................     53
         NSP Joint Venture.......................................      9
         NSP Material Adverse Effect.............................     14
         NSP Merger..............................................      2
         NSP Preferred Shares....................................      6
         NSP Preferred Stock.....................................      4
         NSP Required Consents...................................     12
         NSP Required Statutory Approvals........................     12
         NSP SEC Reports.........................................     13
         NSP Shareholders' Approval..............................     22
         NSP Special Meeting.....................................     48
         NSP Stock Awards........................................     55
         NSP Stock Option........................................     55
         NSP Stock Option Agreement..............................      1
         NSP Stock Plan..........................................     53
         NSP Subsidiary..........................................      9
         NSP Unrestricted Subsidiaries...........................     10
         NSP-W...................................................     22
         NYSE....................................................      7
         Old NSP Common Stock....................................      3
         Old NSP Preferred Stock.................................      4
         PBGC....................................................     18
         PCBs....................................................     21
         Power Act...............................................     13
         Preferred Certificates..................................      6
         Proxy Statement.........................................     14
         Ratio...................................................      4
         Registration Statement..................................     14
         Reincorporation Effective Time..........................      3
         Reincorporation Merger..................................      1
         Release.................................................     22
         Representatives.........................................     46
         SEC.....................................................     13
         Securities Act..........................................     13
         Stock Plans.............................................     56
         subsidiary..............................................      8
         Target Party............................................     69
         Task Force..............................................     43








         Term                                                       Page

         Tax Return..............................................     15
         Tax Ruling..............................................     16
         Taxes...................................................     15
         Three Year Period.......................................     74
         Violation...............................................     10
         WBCL....................................................      2
         WEC.....................................................      1
         WEC Article Amendments..................................     60
         WEC Benefit Plans.......................................     31
         WEC Common Stock........................................      4
         WEC Disclosure Schedule.................................     51
         WEC Financial Statements................................     28
         WEC Incentive Plan......................................     53
         WEC Joint Venture.......................................     24
         WEC Material Adverse Effect.............................     28
         WEC Preferred Stock.....................................     25
         WEC Required Consents...................................     27
         WEC Required Statutory Approvals........................     27
         WEC SEC Reports.........................................     28
         WEC Shareholders' Approval..............................     35
         WEC Special Meeting.....................................     48
         WEC Stock Option Agreement..............................      1
         WEC Stock Plan..........................................     53
         WEC Sub.................................................      1
         WEC Subsidiary..........................................     24
         WEC Unrestricted Subsidiaries...........................     25
         WEPCO...................................................     25
         WEPCO Common Stock......................................     25
         WEPCO 6% Preferred Stock................................     25
         WEPCO $100 Par Value Serial Preferred Stock.............     25
         WEPCO $25 Par Value Serial Preferred Stock..............     25
         WEPCO Preferred Stock...................................     25
         WN......................................................     35



























                   AGREEMENT AND PLAN OF MERGER, dated as of April 28, 1995 (this "Agreement"), by and among Northern States Power Company, a Minnesota corporation ("NSP"), Wisconsin Energy Corporation, a Wisconsin corporation ("WEC" and, after the Ef-fective Time (as defined below), the "Company"), Northern Power Wisconsin Corp., a Wisconsin corporation ("New NSP"), and WEC Sub Corp., a Wisconsin corporation ("WEC Sub").

                   WHEREAS, NSP and WEC have determined to engage in a business combination as peer firms in a merger of equals;

                   WHEREAS, in furtherance thereof, the respective Boards of Directors of NSP, WEC, New NSP and WEC Sub have ap-proved this Agreement and the transactions contemplated hereby on the terms and conditions set forth in this Agreement (such transactions referred to herein collectively as the "Mergers");

                   WHEREAS, the Board of Directors of WEC has approved and WEC has executed an agreement with NSP in the form of Ex-hibit A (the "WEC Stock Option Agreement") and the Board of Directors of NSP has approved and NSP has executed an agreement with WEC in the form of Exhibit B (the "NSP Stock Option Agreement") whereby each of WEC and NSP, respectively, has granted to the other an option to purchase shares of its common stock on the terms and conditions provided in such agreement; and

                   WHEREAS, for federal income tax purposes, it is in-tended that the parties hereto and their respective stockhold-ers will recognize no gain or loss for federal income tax pur-poses as a result of the consummation of the Mergers;

                   NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements con-tained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                                   THE MERGERS

                   Section 1.1 The Mergers. Upon the terms and subject to the conditions of this Agreement:

                   (i) At the Reincorporation Effective Time (as de-fined in Section 1.3), NSP shall be merged with and into New NSP (the "Reincorporation Merger") in accordance with the laws of the States of Minnesota and Wisconsin. New







              NSP shall be the surviving corporation in the Reincorpo-ration Merger and shall continue its corporate existence under the laws of the State of Wisconsin. The effects and the consequences of the Reincorporation Merger shall be as set forth in Section 1.2(a). Throughout this Agreement, the term "NSP" shall refer to NSP and/or New NSP, as the context requires.

                   (ii) At the NSP Effective Time (as defined in Sec-tion 1.3), WEC Sub shall be merged with and into New NSP (the "NSP Merger") in accordance with the laws of the State of Wisconsin. New NSP shall be the surviving cor-poration in the NSP Merger and shall continue its corpo-rate existence under the laws of the State of Wisconsin. The effects and the consequences of the NSP Merger shall be as set forth in Section 1.2(b).

                   Section 1.2 Effects of the Mergers. (a) At the Reincorporation Effective Time, (i) the articles of incorpora-tion of New NSP, as in effect immediately prior to the Rein-corporation Effective Time, shall be the articles of incorpo-ration of the surviving corporation in the Reincorporation Merger until thereafter amended as provided by law and such articles of incorporation, and (ii) the by-laws of New NSP, as in effect immediately prior to the Reincorporation Effective Time, shall be the by-laws of the surviving corporation in the Reincorporation Merger until thereafter amended as provided by law, the articles of incorporation of the surviving corporation in the Reincorporation Merger and such by-laws. Subject to the foregoing, the additional effects of the Reincorporation Merger shall be as provided in the applicable provisions of the Min-nesota Business Corporation Act (the "MBCA") and the Wisconsin Business Corporation Law (the "WBCL").

                   (b) At the NSP Effective Time, (i) the articles of incorporation of New NSP, as in effect immediately prior to the NSP Effective Time, shall be the articles of incorporation of the surviving corporation in the NSP Merger until thereafter amended as provided by law and such articles of incorporation, and (ii) the by-laws of New NSP, as in effect immediately prior to the NSP Effective Time, shall be the by-laws of the surviv-ing corporation in the NSP Merger until thereafter amended as provided by law, the articles of incorporation of the surviving corporation in the NSP Merger and such by-laws. Subject to the foregoing, the additional effects of the NSP Merger shall be as provided in the applicable provisions of the WBCL.

                   Section 1.3 Effective Time of the Mergers. On the Closing Date (as defined in Section 3.1), (a) with respect to the Reincorporation Merger, articles of merger complying with










         the requirements of the WBCL and the MBCA shall be executed by NSP and New NSP and shall be filed by New NSP with the Secre-tary of State of each of the States of Wisconsin and Minnesota, and (b) with respect to the NSP Merger, articles of merger complying with the requirements of the WBCL shall be executed by New NSP and WEC Sub and shall be filed by New NSP with the Secretary of State of the State of Wisconsin. The Reincorpo-ration Merger shall become effective at the time specified in the articles of merger filed with respect to the Reincorpo-ration Merger (the "Reincorporation Effective Time"). The NSP Merger shall become effective at the time specified in the ar-ticles of merger filed with respect to the NSP Merger (the "NSP Effective Time" or the "Effective Time"). The effective time specified in the articles of merger to be filed with respect to the Reincorporation Merger shall be prior to the effective time specified in the articles of merger filed with respect to the NSP Merger.


                                    ARTICLE II

                               TREATMENT OF SHARES

                   Section 2.1  Effect of the Mergers on Capital Stock.
         (a) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of any holder of any capital stock of NSP or New NSP:

                   (i) Cancellation of New NSP Stock. Each share of Common Stock, par value $2.50 per share, of New NSP (the "NSP Common Stock") that is owned by NSP shall be can-celled and shall cease to exist.

                  (ii) Treatment of NSP Common Stock. Each issued and outstanding share of Common Stock, par value $2.50 per share, of NSP (the "Old NSP Common Stock"), other than NSP Dissenting Shares (as defined in Section 2.2), shall be cancelled and converted into the right to receive one fully paid and, subject to Section 180.0622(2)(b) of the WBCL, as judicially interpreted, non-assessable share of NSP Common Stock. Upon such cancellation, all such shares of Old NSP Common Stock shall cease to exist, and each holder of a certificate formerly representing any such shares of Old NSP Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of NSP Common Stock to be issued in consider-ation therefor and, following the NSP Merger, the right to receive the shares of Company Common Stock (as defined in Section 2.1(b)(ii)) to be issued in consideration therefor











              upon the surrender of such certificate in accordance with
              Section 2.3.

                 (iii) Treatment of NSP Preferred Stock. Each issued and outstanding share of Cumulative Preferred Stock, par value $100.00 per share, of NSP (the "Old NSP Preferred Stock"), other than NSP Dissenting Shares, shall be can-celled and converted into the right to receive one fully paid and, subject to Section 180.0622(2)(b) of the WBCL, as judicially interpreted, non-assessable share of Cumu-lative Preferred Stock, par value $100.00 per share, of New NSP ("NSP Preferred Stock") with identical rights (including dividend rates) and designations to the can-celled share of Old NSP Preferred Stock. Upon such can-cellation, all such shares of Old NSP Preferred Stock shall cease to exist, and each holder of a certificate representing any such shares of Old NSP Preferred Stock shall cease to have any rights with respect thereto, ex-cept the right to receive the shares of NSP Preferred Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Sec-tion 2.3.

                   (b) At the NSP Effective Time, by virtue of the NSP Merger and without any action on the part of any holder of any capital stock of New NSP or WEC Sub:

                   (i) Cancellation of Certain NSP Stock. Each share of NSP Common Stock and each share of NSP Preferred Stock that is owned by New NSP as treasury stock, by subsidiar-ies of New NSP or by WEC or any of its subsidiaries shall be cancelled and cease to exist.

                  (ii) Treatment of NSP Common Stock. Each issued and outstanding share of NSP Common Stock (other than shares cancelled pursuant to Section 2.1(b)(i) and NSP Dissenting Shares) shall be cancelled and converted into the right to receive 1.626 (the "Ratio") fully paid and, subject to
              Section 180.0622(2)(b) of the WBCL, as judicially inter-preted, non-assessable shares of Common Stock, par value $.01 per share, of WEC (the "WEC Common Stock" and, with respect to any period after the Effective Time, the "Com-pany Common Stock"). Upon such cancellation, all such Shares of NSP Common Stock shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect there-to, except the right to receive the shares of Company Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Sec-tion 2.3.










                 (iii) No Change in NSP Preferred Stock. Each issued and outstanding share of NSP Preferred Stock (other than shares cancelled pursuant to Section 2.1(b)(i)) shall be unchanged as a result of the NSP Merger and shall remain outstanding thereafter.

                  (iv) Treatment of WEC Sub Stock. Each issued and outstanding share of Common Stock, par value $.01 per share, of WEC Sub shall be cancelled and converted into one fully paid and, subject to Section 180.0622(2)(b) of the WBCL, as judicially interpreted, non-assessable share of NSP Common Stock.

                   Section 2.2 Dissenting Shares. Shares of Old NSP Common Stock and Old NSP Preferred Stock held by any holder entitled to relief as a dissenting shareholder under Section 471 of the MBCA (the "NSP Dissenting Shares") shall not become the right to receive NSP Common Stock or NSP Preferred Stock, as the case may be, in the Reincorporation Merger or, in the case of Old NSP Common Stock, into the right to receive Company Common Stock in the NSP Merger, but shall be cancelled and converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the MBCA, unless and until the right of such holder to receive fair cash value for such NSP Dissenting Shares terminates in accordance with Section 473 of the MBCA. If such right is terminated otherwise than by the purchase of such shares by NSP, then such shares shall cease to be NSP Dissenting Shares and shall rep-resent the right to receive Company Common Stock, as provided in Section 2.1(b), or NSP Preferred Stock, as provided in
         Section 2.1(a).

                   Section 2.3  Issuance of New Certificates.

                   (a) Deposit with Exchange Agent. As soon as prac-ticable after the Effective Time, the Company shall deposit with such bank or trust company mutually agreeable to WEC and NSP (the "Exchange Agent"), certificates representing shares of Company Common Stock and NSP Preferred Stock required to effect the issuances referred to in Section 2.1, together with cash payable in respect of fractional shares pursuant to Section 2.3(d).

                   (b) Issuance Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail (x) to each holder of record of a certificate or certificates (the "Common Certificates") which immediately prior to the Reincor-poration Effective Time represented outstanding shares of Old NSP Common Stock (the "Cancelled Common Shares") that were cancelled and became instead the right to receive shares of










         Company Common Stock (the "Company Shares") pursuant to Sec-tion 2.1 and (y) to each holder of record of a certificate or certificates (the "Preferred Certificates" and together with the Common Certificates, the "Certificates") which immediately prior to the Reincorporation Effective Time represented out-standing shares of Old NSP Preferred Stock (the "Cancelled Preferred Shares") that were cancelled and became instead the right to receive NSP Preferred Stock (the "NSP Preferred Shares") pursuant to Section 2.1(a)(iii), (i) a letter of transmittal (which shall specify that delivery shall be ef-fected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Ex-change Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Company Shares (or NSP Preferred Shares, as the case may be). Upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by agreement of NSP and WEC), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive a certificate representing that number of whole Company Shares (or NSP Preferred Shares, as the case may be) which such holder has the right to receive pursu-ant to the provisions of this Article II. In the event of a transfer of ownership of Cancelled Common Shares (or Cancelled Preferred Shares) which is not registered in the transfer records of NSP, a certificate representing the proper number of Company Shares (or NSP Preferred Shares, as the case may be) may be issued to a transferee if the Certificate representing such Cancelled Common Shares (or Cancelled Preferred Shares, as the case may be) is presented to the Exchange Agent, accom-panied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certifi-cate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Company Shares (or NSP Preferred Shares, as the case may be) and cash in lieu of any fractional shares of Company Common Stock as contemplated by this Sec-tion 2.3.

                   (c) Distributions with Respect to Unsurrendered Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares or NSP Preferred Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Company Shares or NSP Preferred Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section










         2.3(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following sur-render of any such Certificate, there shall be paid to the record holder of the certificates representing whole Company Shares or NSP Preferred Shares issued in consideration there-for, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 2.3(d) and the amount of dividends or other distri-butions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares or NSP Preferred Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date sub-sequent to surrender payable with respect to such whole Company Shares or NSP Preferred Shares, as the case may be.

                   (d) No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Company Common Stock. A holder of NSP Common Stock who would otherwise have been en-titled to a fractional share of Company Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction mul-tiplied by the average of the last reported sales price, regu-lar way, per share of Old NSP Common Stock on the New York Stock Exchange ("NYSE") Composite Tape for the ten business days prior to and including the last business day on which Old NSP Common Stock was traded on the NYSE, without any interest thereon.

                   (e) Closing of Transfer Books. From and after the NSP Effective Time the stock transfer books of NSP shall be closed and no transfer of any capital stock of NSP shall thereafter be made. If, after the Effective Time, Certificates are presented to the Company, they shall be cancelled and ex-changed for certificates representing the appropriate number of Company Shares or NSP Preferred Shares, as the case may be, as provided in this Section 2.3.

                   (f) Termination of Exchange Agent. Any certificates representing Company Shares or NSP Preferred Shares deposited with the Exchange Agent pursuant to Section 2.3(a) and not ex-changed within one year after the Effective Time pursuant to this Section 2.3 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All










         funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Company, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE III

                                   THE CLOSING

                   Section 3.1 Closing. The closing of the Mergers (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 A.M., local time, on the second business day imme-diately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time and date and place as NSP and WEC shall mutu-ally agree (the "Closing Date").


                                    ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF NSP

                   NSP represents and warrants to WEC as follows:

                   Section 4.1 Organization and Qualification. Except as set forth in Section 4.1 of the NSP Disclosure Schedule (as defined in Section 7.6(ii)), each of NSP and each of the NSP Subsidiaries (as defined below) is a corporation duly orga-nized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly au-thorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and proper-ties makes such qualification necessary. As used in this Agreement, (a) the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or










         similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person, (b) the term "NSP Subsidiary" shall mean those of the subsidiaries of NSP identified as NSP Subsidiaries in Sec-tion 4.2 of the NSP Disclosure Schedule and (c) the term "Di-rect Subsidiary" shall be deemed to mean NSP Subsidiaries or WEC Subsidiaries (as defined in Section 5.1), as the case may be.

                   Section 4.2 Subsidiaries. Section 4.2 of the NSP Disclosure Schedule sets forth a description as of the date hereof, of all subsidiaries and joint ventures of NSP, includ-ing (a) the name of each such entity and NSP's interest there-in, and (b) as to each NSP Subsidiary and NSP Joint Venture (as defined below), a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the NSP Disclosure Schedule, none of the NSP Subsidiaries is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any pub-lic utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), respectively. Except as set forth in Section 4.2 of the NSP Disclosure Schedule, all of the issued and outstanding shares of capital stock of each NSP Subsidiary are validly issued, fully paid, nonassessable (subject to Section 180.0622(2)(b) of the WBCL, as judicially interpreted, in the case of New NSP and NSP-W (as defined in Section 4.12)) and free of preemptive rights, and are owned, directly or indirectly, by NSP free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restric-tions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instru-ment or other agreement, obligating any such NSP Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commit-ment. As used in this Agreement, (a) the term "joint venture" of a person shall mean any corporation or other entity (in-cluding partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or equity of any such entity and (b) the term "NSP Joint Ven-ture" shall mean those of the joint ventures of NSP or any NSP Subsidiary identified as a NSP Joint Venture in Section 4.2 of the NSP Disclosure Schedule. With respect to the subsidiaries










         and joint ventures of NSP that are not NSP Subsidiaries (the "NSP Unrestricted Subsidiaries"): (i) except as set forth in
         Section 4.2 of the NSP Disclosure Schedule, neither NSP nor any NSP Subsidiary is liable for any obligations or liabilities of any NSP Unrestricted Subsidiary; (ii) neither NSP nor any NSP Subsidiary is obligated to make any loans or capital contribu-tions to, or to undertake any guarantees or other obligations with respect to, NSP Unrestricted Subsidiaries, except for loans, capital contributions, guarantees and other obligations not in excess of $75,000,000 in the aggregate to all such NSP Unrestricted Subsidiaries; and (iii) the aggregate book value as of December 31, 1994, of NSP's investment in the NSP Unre-stricted Subsidiaries was not in excess of $300,000,000.

                   Section 4.3 Capitalization. The authorized capital stock of NSP consists of 160,000,000 shares of Old NSP Common Stock, and 7,000,000 shares of Old NSP Preferred Stock. As of the close of business on April 20, 1995, there were issued and outstanding 67,275,241 shares of Old NSP Common Stock and 2,400,000 shares of Old NSP Preferred Stock, consisting of:
         275,000 shares of $3.60 series; 150,000 shares of $4.08 series; 175,000 shares of $4.10 series; 200,000 shares of $4.11 series; 100,000 shares of $4.16 series; 150,000 shares of $4.56 series; 200,000 shares of $6.80 series; 200,000 shares of $7.00 series; 300,000 shares of Adjustable Rate Series A; and 650,000 shares of Adjustable Rate Series B. All of the issued and outstanding shares of the capital stock of NSP are, and any shares of Old NSP Common Stock issued pursuant to the NSP Stock Option Agreement will be, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section
         4.3 of the NSP Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, con-tracts, voting trusts, proxies or other commitments, under-standings, restrictions, arrangements, rights or warrants, in-cluding any right of conversion or exchange under any out-standing security, instrument or other agreement, obligating NSP or any of the NSP Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of NSP, or obligating NSP to grant, extend or enter into any such agreement or commitment, other than under the NSP Stock Option Agreement. There are no outstanding stock appreciation rights of NSP which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of NSP.















                   Section 4.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

                   (a) Authority. NSP has all requisite power and au-thority to enter into this Agreement and the NSP Stock Option Agreement, and, subject to the applicable NSP Shareholders' Approval (as defined in Section 4.13) and the applicable NSP Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby or thereby.
         The execution and delivery of this Agreement and the NSP Stock Option Agreement and the consummation by NSP of the transac-tions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NSP, subject to obtaining the applicable NSP Shareholders' Approval. Each of this Agreement and the NSP Stock Option Agreement has been duly and validly executed and delivered by NSP and, assuming the due authorization, execution and delivery hereof and thereof by the other signatories hereto and thereto, consti-tutes the valid and binding obligation of NSP enforceable against it in accordance with its terms.

                   (b) Non-Contravention. Except as set forth in Sec-tion 4.4(b) of the NSP Disclosure Schedule, the execution and delivery of this Agreement and the NSP Stock Option Agreement by NSP do not, and the consummation of the transactions con-templated hereby or thereby will not, in any material respect, violate, conflict with, or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the ter-mination or modification of, or accelerate the performance re-quired by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the prop-erties or assets of NSP or any of the NSP Subsidiaries or NSP Joint Ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or accelera-tion, loss or creation, a "Violation" with respect to NSP, such term when used in Article V having a correlative meaning with respect to WEC) pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of NSP or any of the NSP Subsidiaries or the NSP Joint Ventures, (ii) subject to obtaining the NSP Required Statutory Approvals and the receipt of the NSP Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, in-junction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to NSP or any of the NSP Subsidiaries or the NSP Joint Ventures or any of their re-spective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the NSP










         Disclosure Schedule (the "NSP Required Consents") any material note, bond, mortgage, indenture, deed of trust, license, fran-chise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which NSP or any of the NSP Subsidiaries or the NSP Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected.

                   (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign gov-ernmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement or the NSP Stock Option Agreement by NSP or the con-summation by NSP of the transactions contemplated hereby or thereby, except as described in Section 4.4(c) of the NSP Dis-closure Schedule (the "NSP Required Statutory Approvals", it being understood that references in this Agreement to "obtain-ing" such NSP Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such no-tices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

                   (d) Compliance. Except as set forth in Section 4.4(d), Section 4.10 or Section 4.11 of the NSP Disclosure Schedule, or as disclosed in the NSP SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither NSP nor any of the NSP Subsidiaries nor, to the knowledge of NSP, any NSP Joint Venture is in material violation of, is under inves-tigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judg-ment (including, without limitation, any applicable environ-mental law, ordinance or regulation) of any Governmental Au-thority. Except as set forth in Section 4.4(d) of the NSP Disclosure Schedule or in Section 4.11 of the NSP Disclosure Schedule, NSP and the NSP Subsidiaries and NSP Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material re-spects. Except as set forth in Section 4.4(d) of the NSP Dis-closure Schedule, NSP and each of the NSP Subsidiaries is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its












         articles of incorporation or by-laws or (ii) any material con-tract, commitment, agreement, indenture, mortgage, loan agree-ment, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.

                   Section 4.5 Reports and Financial Statements. The filings required to be made by NSP and the NSP Subsidiaries since January 1, 1990 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1935 Act, the Fed-eral Power Act (the "Power Act"), the Atomic Energy Act and applicable state laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear Regula-tory Commission ("NRC") or the appropriate state public utili-ties commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all doc-uments, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the ap-propriate statute and the rules and regulations thereunder.
         NSP has made available to WEC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by NSP with the SEC since January 1, 1992 (as such documents have since the time of their filing been amend-ed, the "NSP SEC Reports"). As of their respective dates, the NSP SEC Reports did not contain any untrue statement of a ma-terial fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of NSP included in the NSP SEC Reports (collectively, the "NSP Financial Statements") have been prepared in accordance with generally accepted ac-counting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of NSP as of the dates thereof and the results of its opera-tions and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and com-plete copies of the Restated Articles of Incorporation and by-laws of NSP, as in effect on the date hereof, are included (or incorporated by reference) in the NSP SEC Reports.

                   Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the NSP SEC Reports filed prior to the











         date hereof or as set forth in Section 4.6 of the NSP Disclo-sure Schedule, from December 31, 1994, NSP and each of the NSP Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of NSP and its subsidiaries taken as a whole (a "NSP Material Adverse Effect").

                   Section 4.7 Litigation. Except as disclosed in the NSP SEC Reports filed prior to the date hereof or as set forth in Section 4.7, Section 4.9 or Section 4.11 of the NSP Disclo-sure Schedule, (i) there are no material claims, suits, actions or proceedings, pending or, to the knowledge of NSP, threat-ened, nor are there, to the knowledge of NSP, any material in-vestigations or reviews pending or threatened against, relating to or affecting NSP or any of the NSP Subsidiaries, (ii) there have not been any significant developments since December 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no material judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, in-strumentality or authority or any arbitrator applicable to NSP or any of the NSP Subsidiaries.

                   Section 4.8 Registration Statement and Proxy State-ment. None of the information supplied or to be supplied by or on behalf of NSP for inclusion or incorporation by reference in
         (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock in the Mergers (the "Registration State-ment") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not mis-leading and (ii) the joint proxy statement, in definitive form, relating to the meetings of NSP and WEC shareholders to be held in connection with the Mergers (the "Proxy Statement") will not, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regula-tions thereunder.










                   Section 4.9 Tax Matters. "Taxes", as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, es-timated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return", as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes NSP or any of its subsidiaries, or WEC or any of its subsidiaries, as the case may be.

                   Except as set forth in Section 4.9 of the NSP Dis-closure Schedule:

                   (a) Filing of Timely Tax Returns. NSP and each of the NSP Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, com-plete and correct and filed on a timely basis.

                   (b) Payment of Taxes. NSP and each of the NSP Sub-sidiaries have, within the time and in the manner pre-scribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

                   (c) Tax Reserves. NSP and the NSP Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

                   (d) Tax Liens. There are no Tax liens upon the as-sets of NSP or any of the NSP Subsidiaries except liens for Taxes not yet due.

                   (e) Withholding Taxes. NSP and each of the NSP Subsidiaries have complied in all material respects with the provisions of the Internal Revenue Code of 1986, as amended (the "Code") relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.










                   (f) Extensions of Time for Filing Tax Returns. Neither NSP nor any of the NSP Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                   (g) Waivers of Statute of Limitations. Neither NSP nor any of the NSP Subsidiaries has executed any out-standing waivers or comparable consents regarding the ap-plication of the statute of limitations with respect to any Taxes or Tax Returns.

                   (h) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of NSP and each of the NSP Subsidiaries or those Tax Returns have been exam-ined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against NSP or any of the NSP Subsidiaries that has not been resolved and paid in full.

                   (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court pro-ceedings are presently pending with regard to any Taxes or Tax Returns of NSP or any of the NSP Subsidiaries.

                   (j) Powers of Attorney. No power of attorney cur-rently in force has been granted by NSP or any of the NSP Subsidiaries concerning any Tax matter.

                   (k) Tax Rulings. Neither NSP nor any of the NSP Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and le-gally binding agreement with a taxing authority relating to Taxes.

                   (l) Availability of Tax Returns. NSP has made available to WEC complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by NSP or any of the NSP Subsidiaries, (ii) all audit reports re-ceived from any taxing authority relating to any Tax Re-turn filed by NSP or any of the NSP Subsidiaries and (iii) any Closing Agreements entered into by NSP or any of the NSP Subsidiaries with any taxing authority.











                   (m) Tax Sharing Agreements. Neither NSP nor any NSP Subsidiary is a party to any agreement relating to allo-cating or sharing of Taxes.

                   (n) Code Section 280G. Neither NSP nor any of the NSP Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transac-tions contemplated hereunder, separately or in the aggre-gate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                   (o) Liability for Others. None of NSP or any of the NSP Subsidiaries has any liability for Taxes of any person other than NSP and the NSP Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor,
              (ii) by contract, or (iii) otherwise.

                   Section 4.10 Employee Matters; ERISA. Except as set forth in Section 4.10 of the NSP Disclosure Schedule:

                   (a) Benefit Plans. Section 4.10(a) of the NSP Dis-closure Schedule contains a true and complete list of each em-ployee benefit plan covering employees, former employees or directors of NSP and each of the NSP Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of
         Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any severance or change in con-trol agreement (collectively, the "NSP Benefit Plans"). For the purposes of this Section 4.10 only, the term "NSP" shall be deemed to include the predecessors of such company.

                   (b) Contributions. All material contributions and other payments required to be made by NSP or any of the NSP Subsidiaries to any NSP Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the NSP Financial Statements.

                   (c) Qualification; Compliance. Each of the NSP Benefit Plans intended to be "qualified" within the meaning of
         Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of NSP, no circum-stances exist that are reasonably expected by NSP to result in the revocation of any such determination. NSP is in compliance in all material respects with, and each of the NSP Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations










         governing such plan, including, without limitation, ERISA and the Code. Each NSP Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensa-tion, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

                   (d) Liabilities. With respect to the NSP Benefit Plans, individually and in the aggregate, no event has oc-curred, and, to the best knowledge of NSP, there does not now exist any condition or set of circumstances, that could subject NSP or any of the NSP Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (in-cluding, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or un-der any indemnity agreement to which NSP is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

                   (e) Welfare Plans. None of the NSP Benefit Plans that are "welfare plans", within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than continua-tion coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

                   (f) Documents Made Available. NSP has made avail-able to WEC a true and correct copy of each collective bar-gaining agreement to which NSP or any of the NSP Subsidiaries is a party or under which NSP or any of the NSP Subsidiaries has obligations and, with respect to each NSP Benefit Plan, where applicable, (i) such plan and summary plan description,
         (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service pro-vider or investment management agreement (including all amend-ments to each such document), (iv) the most recent determina-tion of the IRS with respect to the qualified status of such NSP Benefit Plan, and (v) the most recent actuarial report or valuation.

                   (g) Payments Resulting from Mergers. (i) The con-summation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from NSP or any of the NSP Subsidiaries to any officer, em-ployee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any NSP Benefit Plan being established or becoming ac-celerated, vested or payable and (ii) neither NSP nor any of










         the NSP Subsidiaries is a party to (A) any management, employ-ment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of NSP, or (C) any plan, agreement, arrangement or understand-ing similar to any of the foregoing.

                   (h) Labor Agreements. As of the date hereof, nei-ther NSP nor any of the NSP Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of NSP, as of the date hereof, there is no current union representation question involving employees of NSP or any of the NSP Subsid-iaries, nor does NSP know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the NSP SEC Reports filed prior to the date hereof or in Sec-tion 4.10(h) of the NSP Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other ma-terial complaint against NSP or any of the NSP Subsidiaries pending, or to the best knowledge of NSP, threatened, (ii) there is no strike or lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of NSP, threatened, against or involving NSP, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of NSP, threatened, in re-spect of which any director, officer, employee or agent of NSP or any of the NSP Subsidiaries is or may be entitled to claim indemnification from NSP or such NSP Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in the indemnification agreements listed in Section 4.10(h) of the NSP Disclosure Schedule.

                   Section 4.11 Environmental Protection. Except as set forth in Section 4.11 of the NSP Disclosure Schedule or in the NSP SEC Reports filed prior to the date hereof:

                   (a) Compliance. NSP and each of the NSP Subsidiar-ies is in material compliance with all applicable Environmental Laws (as defined in Section 4.11(g)(ii)); and neither NSP nor any of the NSP Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that NSP or any of the NSP Subsidiaries is not in such compliance with applicable Environmental Laws.














                   (b) Environmental Permits. NSP and each of the NSP Subsidiaries has obtained or has applied for all material en-vironmental, health and safety permits and governmental autho-rizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and NSP and the NSP Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

                   (c) Environmental Claims. To the best knowledge of NSP, there is no material Environmental Claim (as defined in Section 4.11(g)(i)) pending (i) against NSP or any of the NSP Subsidiaries or NSP Joint Ventures, (ii) against any person or entity whose liability for any Environmental Claim NSP or any of the NSP Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which NSP or any of the NSP Subsidiaries owns, leases or manages, in whole or in part.

                   (d) Releases. NSP has no knowledge of any material Releases (as defined in Section 4.11(g)(iv)) of any Hazardous Material (as defined in Section 4.11(g)(iii)) that would be reasonably likely to form the basis of any material Environ-mental Claim against NSP or any of the NSP Subsidiaries, or against any person or entity whose liability for any material Environmental Claim NSP or any of the NSP Subsidiaries has or may have retained or assumed either contractually or by opera-tion of law.

                   (e) Predecessors. NSP has no knowledge, with re-spect to any predecessor of NSP or any of the NSP Subsidiaries, of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim.

                   (f) Disclosure. To NSP's best knowledge, NSP has disclosed to WEC all material facts which NSP reasonably be-lieves form the basis of a material Environmental Claim arising from (i) the cost of NSP pollution control equipment currently required or known to be required in the future; (ii) current NSP remediation costs or NSP remediation costs known to be re-quired in the future; or (iii) any other environmental matter affecting NSP.














                   (g)  As used in this Agreement:

                    (i) "Environmental Claim" means any and all admin-istrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (in-cluding, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, reme-dial costs, natural-resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threat-ened Release into the environment, of any Hazardous Mate-rials at any location, whether or not owned, operated, leased or managed by NSP or any of the NSP Subsidiaries or NSP Joint Ventures (for purposes of this Section 4.11), or by WEC or any of the WEC Subsidiaries or WEC Joint Ven-tures (for purposes of Section 5.11); or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnifica-tion, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                   (ii) "Environmental Laws" means all federal, state, local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsur-face strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manu-facture, processing, distribution, use, treatment, stor-age, disposal, transport or handling of Hazardous Mate-rials.

                  (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formalde-hyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "re-stricted hazardous wastes", "toxic substances", "toxic











              pollutants", or words of similar import, under any Envi-ronmental Law; and (c) any other chemical, material, sub-stance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a ju-risdiction in which NSP or any of the NSP Subsidiaries or NSP Joint Ventures operates (for purposes of this Section 4.11) or in which WEC or any of the WEC Subsidiaries or WEC Joint Ventures operates (for purposes of Section 5.11).

                   (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dis-persal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

                   Section 4.12 Regulation as a Utility. NSP is regu-lated as a public utility in the States of Minnesota, North Dakota and South Dakota and in no other state. Northern States Power Company, a Wisconsin corporation ("NSP-W"), is regulated as a public utility in the States of Wisconsin and Michigan and in no other state. Except as set forth in Section 4.12 of the NSP Disclosure Schedule, neither NSP nor any "subsidiary com-pany" or "affiliate" of NSP is subject to regulation as a pub-lic utility or public service company (or similar designation) by any other state in the United States or any foreign country. NSP is an exempt holding company under Section 3(a)(2) of the 1935 Act.

                   Section 4.13 Vote Required. The approval of the Mergers by a majority of the votes entitled to be cast by all holders of Old NSP Common Stock and Old NSP Preferred Stock voting together as a single class (the "NSP Shareholders' Ap-proval") is the only vote of the holders of any class or series of the capital stock of NSP or any of its subsidiaries required to approve this Agreement, the Mergers and the other transac-tions contemplated hereby, provided that the approval of shareholders of NSP may be required for the repurchase of shares of Old NSP Common Stock pursuant to Section 7(a) of the NSP Stock Option Agreement under circumstances where Subdivi-sion 3 of Section 302A.553 of the MBCA would be applicable.

                   Section 4.14 Accounting Matters. Neither NSP nor, to NSP's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations. As used in this Agreement (except as specifically otherwise defined), the term "affiliate", ex-cept where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls,










         or is under common control with, or is controlled by, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partner-ship or other ownership interests, by contract or otherwise).

                   Section 4.15 Applicability of Certain Minnesota Law. Assuming the representation and warranty of WEC made in Section
         5.18 is correct, none of the control share acquisition provi-sions of Section 302A.671 of the MBCA, the business combination provisions of Sections 302A.673 and 675 of the MBCA or any similar provisions of the MBCA (or, to the best knowledge of NSP, any other similar state statute) or the Restated Articles of Incorporation or by-laws of NSP, are applicable to the transactions contemplated by this Agreement, including the granting or exercise of the NSP Stock Option Agreement.

                   Section 4.16 Opinion of Financial Advisor. NSP has received the opinion of Goldman, Sachs & Co., dated April 28, 1995, to the effect that, as of the date thereof, the Ratio is fair from a financial point of view to the holders of Old NSP Common Stock.

                   Section 4.17  Insurance.  Except as set forth in
         Section 4.17 of the NSP Disclosure Schedule, NSP and each of the NSP Subsidiaries is, and has been continuously since Janu-ary 1, 1990, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by NSP and the NSP Subsidiaries during such time period. Except as set forth in Section 4.17 of the NSP Dis-closure Schedule, neither NSP nor any of the NSP Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of NSP or any of the NSP Subsidiaries. The insurance policies of NSP and each of the NSP Subsidiaries are valid and enforceable policies in all material respects.

                   Section 4.18 Ownership of WEC Common Stock. Except pursuant to the terms of the WEC Stock Option Agreement, NSP does not "beneficially own" (as such term is defined for pur-poses of Section 13(d) of the Exchange Act) any shares of WEC Common Stock.















                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF WEC

                   WEC represents and warrants to NSP as follows:

                   Section 5.1 Organization and Qualification. Except as set forth in Section 5.1 of the WEC Disclosure Schedule (as defined in Section 7.6(i)), each of WEC and each of the WEC Subsidiaries (as defined below) is a corporation duly orga-nized, validly existing and in active status under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly au-thorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and proper-ties makes such qualification necessary. As used in this Agreement, the term: (a) "WEC Subsidiary" shall mean those of the subsidiaries of WEC identified as WEC Subsidiaries in Sec-tion 5.2 of the WEC Disclosure Schedule; and (b) "WEC Joint Venture" shall mean those of the joint ventures of WEC or any WEC Subsidiary identified as a WEC Joint Venture in Section 5.2 of the WEC Disclosure Schedule.

                   Section 5.2 Subsidiaries. Section 5.2 of the WEC Disclosure Schedule sets forth a description as of the date hereof of all subsidiaries and joint ventures of WEC, including
         (a) the name of each such entity and WEC's interest therein, and (b) as to each WEC Subsidiary and WEC Joint Venture, a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section
         5.2 of the WEC Disclosure Schedule, none of the WEC Subsidiar-ies is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively. Except as set forth in Section 5.2 of the WEC Disclosure Schedule, all of the is-sued and outstanding shares of capital stock of each WEC Sub-sidiary are validly issued, fully paid, nonassessable (subject to Section 180.0622(2)(b) of the WBCL, as judicially inter-preted) and free of preemptive rights, and are owned directly or indirectly by WEC free and clear of any liens, claims, en-cumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding sub-scriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrange-ments, rights or warrants, including any right of conversion or










         exchange under any outstanding security, instrument or other agreement, obligating any such WEC Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. With respect to the subsidiaries and joint ventures of WEC that are not WEC Subsidiaries (the "WEC Unrestricted Subsidiaries"): (i) except as set forth in Section 5.2 of the WEC Disclosure Schedule, neither WEC nor any WEC Subsidiary is liable for any obliga-tions or liabilities of any WEC Unrestricted Subsidiary; (ii) neither WEC nor any WEC Subsidiary is obligated to make any loans or capital contributions to, or to undertake any guaran-tees or other obligations with respect to, WEC Unrestricted Subsidiaries, except for loans, capital contributions, guaran-tees and other obligations not in excess of $35 million in the aggregate to all such WEC Unrestricted Subsidiaries; and (iii) the aggregate book value as of December 31, 1994, of WEC's in-vestment in the WEC Unrestricted Subsidiaries was not in excess of $120 million.

                   Section 5.3 Capitalization. The authorized capital stock of WEC consists of 325,000,000 shares of WEC Common Stock, and 15,000,000 shares of Preferred Stock, par value $.01 per share (the "WEC Preferred Stock"). As of the close of business on April 20, 1995, there were issued and outstanding 109,415,713 shares of WEC Common Stock and no shares of WEC Preferred Stock. All of the issued and outstanding shares of the capital stock of WEC are, and any WEC Common Stock issued pursuant to the WEC Stock Option Agreement will be, validly is-sued, fully paid, nonassessable (subject to Section 180.0622(2)(b) of the WBCL, as judicially interpreted) and free of preemptive rights. The authorized capital stock of Wiscon-sin Electric Power Company, a Wisconsin corporation ("WEPCO"), consists of 65,000,000 shares of Common Stock, par value $10.00 per share (the "WEPCO Common Stock"), 45,000 shares of 6% Pre-ferred Stock, par value $100.00 per share (the "WEPCO 6% Pre-ferred Stock"); 2,286,500 shares of Serial Preferred Stock, par value $100.00 per share (the "WEPCO $100 Par Value Serial Pre-ferred Stock") and 5,000,000 shares of Serial Preferred Stock, par value $25.00 per share (the "WEPCO $25 Par Value Serial Preferred Stock" and, together with the WEPCO 6% Preferred Stock and the WEPCO $100 Par Value Serial Preferred Stock, the "WEPCO Preferred Stock"). As of the close of business on April 20, 1995, there were issued and outstanding 33,289,327 shares of WEPCO Common Stock, 44,508 shares of the WEPCO 6% Preferred Stock, 260,000 shares of the WEPCO $100 Par Value Serial Pre-ferred Stock, 3.60% Series, and no shares of the WEPCO $25 Par Value Serial Preferred Stock. Except as set forth in Section
         5.3 of the WEC Disclosure Schedule, as of the date hereof,











         there are no outstanding subscriptions, options, calls, con-tracts, voting trusts, proxies or other commitments, under-standings, restrictions, arrangements, rights or warrants, in-cluding any right of conversion or exchange under any out-standing security, instrument or other agreement, obligating WEC or any of the WEC Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of WEC, or obligating WEC to grant, extend or enter into any such agreement or commitment, other than under the WEC Stock Option Agreement. There are no outstanding stock appreciation rights of WEC which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of WEC.

                   Section 5.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

                   (a) Authority. WEC has all requisite power and au-thority to enter into this Agreement and the WEC Stock Option Agreement, and, subject to the applicable WEC Shareholders' Approval (as defined in Section 5.13) and the applicable WEC Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby or thereby.
         The execution and delivery of this Agreement and the WEC Stock Option Agreement and the consummation by WEC of the transac-tions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of WEC, subject to obtaining the applicable WEC Shareholders' Approval. Each of this Agreement and the WEC Stock Option Agreement has been duly and validly executed and delivered by WEC and, assuming the due authorization, execution and delivery hereof and thereof by the other signatories hereto and thereto, consti-tutes the valid and binding obligation of WEC enforceable against it in accordance with its terms.

                   (b) Non-Contravention. Except as set forth in Sec-tion 5.4(b) of the WEC Disclosure Schedule, the execution and delivery of this Agreement and the WEC Stock Option Agreement by WEC do not, and the consummation of the transactions con-templated hereby or thereby will not, result in a material Violation pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of WEC or any of the WEC Subsidiaries or the WEC Joint Ventures, (ii) subject to obtaining the WEC Required Statutory Approvals and the receipt of the WEC Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, in-junction, writ, permit or license of any Governmental Authority applicable to WEC or any of the WEC Subsidiaries or the WEC Joint Ventures or any of their respective properties or assets










         or (iii) subject to obtaining the third-party consents set forth in Section 5.4(b) of the WEC Disclosure Schedule (the "WEC Required Consents") any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, conces-sion, contract, lease or other instrument, obligation or agreement of any kind to which WEC or any of the WEC Subsid-iaries or the WEC Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected.

                   (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement or the WEC Stock Op-tion Agreement by WEC or the consummation by WEC of the trans-actions contemplated hereby or thereby, except as described in
         Section 5.4(c) of the WEC Disclosure Schedule (the "WEC Re-quired Statutory Approvals", it being understood that refer-ences in this Agreement to "obtaining" such WEC Required Stat-utory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authoriza-tions, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

                   (d) Compliance. Except as set forth in Section 5.4(d), Section 5.10 or Section 5.11 of the WEC Disclosure Schedule, or as disclosed in the WEC SEC Reports (as defined in Section 5.5) filed prior to the date hereof, neither WEC nor any of the WEC Subsidiaries nor, to the knowledge of WEC, any WEC Joint Venture, is in material violation of, is under in-vestigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable envi-ronmental law, ordinance or regulation) of any Governmental Authority. Except as set forth in Section 5.4(d) of the WEC Disclosure Schedule or in Section 5.11 of the WEC Disclosure Schedule, WEC and the WEC Subsidiaries and WEC Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material re-spects. Except as set forth in Section 5.4(d) of the WEC Dis-closure Schedule, WEC and each of the WEC Subsidiaries is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its articles of incorporation or by-laws or (ii) any material con-tract, commitment, agreement, indenture, mortgage, loan agree-ment, note, lease, bond, license, approval or other instrument











         to which it is a party or by which it is bound or to which any of its property is subject.

                   Section 5.5 Reports and Financial Statements. The filings required to be made by WEC and the WEC Subsidiaries since January 1, 1990 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act, the Atomic Energy Act and applicable state laws and regulations have been filed with the SEC, the FERC, the NRC or the appropriate state public utili-ties commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all doc-uments, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the ap-propriate statute and the rules and regulations thereunder.
         WEC has made available to NSP a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by WEC with the SEC since January 1, 1992 (as such documents have since the time of their filing been amend-ed, the "WEC SEC Reports"). As of their respective dates, the WEC SEC Reports did not contain any untrue statement of a ma-terial fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of WEC included in the WEC SEC Reports (collectively, the "WEC Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with re-spect to unaudited statements as permitted by Form 10-Q of the
         SEC) and fairly present the financial position of WEC as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unau-dited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Re-stated Articles of Incorporation and by-laws of WEC, as in ef-fect on the date hereof, are included (or incorporated by ref-erence) in the WEC SEC Reports.

                   Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the WEC SEC Reports filed prior to the date hereof or as set forth in Section 5.6 of the WEC Disclo-sure Schedule, from December 31, 1994, WEC and each of the WEC Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of WEC and its subsidiaries taken as a whole (an "WEC Material Adverse Effect").










                   Section 5.7 Litigation. Except as disclosed in the WEC SEC Reports filed prior to the date hereof or as set forth in Section 5.7, Section 5.9 or Section 5.11 of the WEC Disclo-sure Schedule, (i) there are no material claims, suits, actions or proceedings, pending or, to the knowledge of WEC, threat-ened, nor are there, to the knowledge of WEC, any material in-vestigations or reviews pending or threatened against, relating to or affecting WEC or any of the WEC Subsidiaries, (ii) there have not been any significant developments since December 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no material judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, in-strumentality or authority or any arbitrator applicable to WEC or any of the WEC Subsidiaries.

                   Section 5.8 Registration Statement and Proxy State-ment. None of the information supplied or to be supplied by or on behalf of WEC for inclusion or incorporation by reference in
         (i) the Registration Statement will, at the time the Registra-tion Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue state-ment of a material fact or omit to state any material fact re-quired to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will not, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regula-tions thereunder.

                   Section 5.9  Tax Matters.  Except as set forth in
         Section 5.9 of the WEC Disclosure Schedule:

                   (a) Filing of Timely Tax Returns. WEC and each of the WEC Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, com-plete and correct and filed on a timely basis.

                   (b) Payment of Taxes. WEC and each of the WEC Sub-sidiaries have, within the time and in the manner pre-scribed by law, paid all Taxes that are currently due and











              payable except for those contested in good faith and for which adequate reserves have been taken.

                   (c) Tax Reserves. WEC and the WEC Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

                   (d) Tax Liens. There are no Tax liens upon the as-sets of WEC or any of the WEC Subsidiaries except liens for Taxes not yet due.

                   (e) Withholding Taxes. WEC and each of the WEC Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

                   (f) Extensions of Time for Filing Tax Returns. Neither WEC nor any of the WEC Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                   (g) Waivers of Statute of Limitations. Neither WEC nor any of the WEC Subsidiaries has executed any out-standing waivers or comparable consents regarding the ap-plication of the statute of limitations with respect to any Taxes or Tax Returns.

                   (h) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of WEC and each of the WEC Subsidiaries or those Tax Returns have been exam-ined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against WEC or any of the WEC Subsidiaries that has not been resolved and paid in full.

                   (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court pro-ceedings are presently pending with regard to any Taxes or Tax Returns of WEC or any of the WEC Subsidiaries.

                   (j) Powers of Attorney. No power of attorney cur-rently in force has been granted by WEC or any of the WEC Subsidiaries concerning any Tax matter.











                   (k) Tax Rulings. Neither WEC nor any of the WEC Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

                   (l) Availability of Tax Returns. WEC has made available to NSP complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by WEC or any of the WEC Subsidiaries, (ii) all audit reports re-ceived from any taxing authority relating to any Tax Re-turn filed by WEC or any of the WEC Subsidiaries and (iii) any Closing Agreements entered into by WEC or any of the WEC Subsidiaries with any taxing authority.

                   (m) Tax Sharing Agreements. Neither WEC nor any WEC Subsidiary is a party to any agreement relating to allo-cating or sharing of Taxes.

                   (n) Code Section 280G. Neither WEC nor any of the WEC Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transac-tions contemplated hereunder, separately or in the aggre-gate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                   (o) Liability for Others. None of WEC or any of the WEC Subsidiaries has any liability for Taxes of any person other than WEC and the WEC Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor,
              (ii) by contract, or (iii) otherwise.

                   Section 5.10 Employee Matters; ERISA. Except as set forth in Section 5.10 of the WEC Disclosure Schedule:

                   (a) Benefit Plans. Section 5.10(a) of the WEC Dis-closure Schedule contains a true and complete list of each employee benefit plan covering employees, former employees or directors of WEC and each of the WEC Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, in-cluding, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA and any sev-erance or change in control agreement (collectively, the "WEC Benefit Plans"). For the purposes of this Section
              5.10 only, the term "WEC" shall be deemed to include the predecessors of such company.

                   (b) Contributions. All material contributions and other payments required to be made by WEC or any of the










              WEC Subsidiaries to any WEC Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the WEC Financial Statements.

                   (c) Qualification; Compliance. Each of the WEC Benefit Plans intended to be "qualified" within the mean-ing of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of WEC, no circumstances exist that are reasonably expected by WEC to result in the revocation of any such determina-tion. WEC is in compliance in all material respects with, and each of the WEC Benefit Plans is and has been operated in all material respects in compliance with, all appli-cable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each WEC Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

                   (d) Liabilities. With respect to the WEC Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of WEC, there does not now exist any condition or set of circumstances, that could subject WEC or any of the WEC Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any in-demnity agreement to which WEC is a party, excluding li-ability for benefit claims and funding obligations payable in the ordinary course.

                   (e) Welfare Plans. None of the WEC Benefit Plans that are "welfare plans", within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than continuation coverage required to be provided under
              Section 4980B of the Code or Part 6 of Title I of ERISA.

                   (f) Documents Made Available. WEC has made avail-able to NSP a true and correct copy of each collective bargaining agreement to which WEC or any of the WEC Sub-sidiaries is a party or under which WEC or any of the WEC Subsidiaries has obligations and, with respect to each WEC Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insur-ance contract, service provider or investment management










              agreement (including all amendments to each such docu-ment), (iv) the most recent determination of the IRS with respect to the qualified status of such WEC Benefit Plan, and (v) the most recent actuarial report or valuation.

                   (g) Payments Resulting from Mergers. (i) The con-summation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the oc-currence of any additional or further acts or events) re-sult in any (A) payment (whether of severance pay or oth-erwise) becoming due from WEC or any of the WEC Subsid-iaries to any officer, employee, former employee or di-rector thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any WEC Ben-efit Plan being established or becoming accelerated, ves-ted or payable and (ii) neither WEC nor any of the WEC Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bo-nus or other contract for personal services with any of-ficer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of WEC, or (C) any plan, agree-ment, arrangement or understanding similar to any of the foregoing.

                   (h) Labor Agreements. As of the date hereof, nei-ther WEC nor any of the WEC Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowl-edge of WEC, as of the date hereof, there is no current union representation question involving employees of WEC or any of the WEC Subsidiaries, nor does WEC know of any activity or proceeding of any labor organization (or rep-resentative thereof) or employee group to organize any such employees. Except as disclosed in the WEC SEC Re-ports filed prior to the date hereof or in Section 5.10(h) of the WEC Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other mate-rial complaint against WEC or any of the WEC Subsidiaries pending, or to the best knowledge of WEC, threatened, (ii) there is no strike, or lockout or material dispute, slow-down or work stoppage pending, or to the best knowledge of WEC, threatened, against or involving WEC, and (iii) there is no proceeding, claim, suit, action or governmental in-vestigation pending or, to the best knowledge of WEC, threatened, in respect of which any director, officer, employee or agent of WEC or any of the WEC Subsidiaries is or may be entitled to claim indemnification from WEC or such WEC Subsidiary pursuant to their respective articles










              of incorporation or by-laws or as provided in the indem-nification agreements listed in Section 5.10(h) of the WEC Disclosure Schedule.

                   Section 5.11 Environmental Protection. Except as set forth in Section 5.11 of the WEC Disclosure Schedule or in the WEC SEC Reports filed prior to the date hereof:

                   (a) Compliance. WEC and each of the WEC Subsidiar-ies is in material compliance with all applicable Envi-ronmental Laws; and neither WEC nor any of the WEC Sub-sidiaries has received any communication (written or oral), from any person or Governmental Authority that al-leges that WEC or any of the WEC Subsidiaries is not in such compliance with applicable Environmental Laws.

                   (b) Environmental Permits. WEC and each of the WEC Subsidiaries has obtained or has applied for all the En-vironmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and WEC and the WEC Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

                   (c) Environmental Claims. To the best knowledge of WEC, there is no material Environmental Claim pending (i) against WEC or any of the WEC Subsidiaries or WEC Joint Ventures, (ii) against any person or entity whose liab-ility for any Environmental Claim WEC or any of the WEC Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which WEC or any of the WEC Subsidiaries owns, leases or manages, in whole or in part.

                   (d) Releases. WEC has no knowledge of any material Releases of any Hazardous Material that would be reason-ably likely to form the basis of any material Environmen-tal Claim against WEC or any of the WEC Subsidiaries, or against any person or entity whose liability for any ma-terial Environmental Claim WEC or any of the WEC Subsid-iaries has or may have retained or assumed either con-tractually or by operation of law.

                   (e) Predecessors. WEC has no knowledge, with re-spect to any predecessor of WEC or any of the WEC Sub-sidiaries, of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that










              would be reasonably likely to form the basis of any mate-rial Environmental Claim.

                   (f) Disclosure. To WEC's best knowledge, WEC has disclosed to NSP all material facts which WEC reasonably believes form the basis of a material Environmental Claim arising from (i) the cost of WEC pollution control equip-ment currently required or known to be required in the future; (ii) current WEC remediation costs or WEC reme-diation costs known to be required in the future; or (iii) any other environmental matter affecting WEC.

                   Section 5.12 Regulation as a Utility. WEC is regu-lated as a public utility holding company under Section 196.795 of the Wisconsin Statutes. WEPCO is regulated as a public utility in the States of Wisconsin and Michigan and in no other state. Wisconsin Natural Gas Company, a Wisconsin corporation ("WN"), is regulated as a public utility in the State of Wis-consin and in no other state. Neither WEC nor any "subsidiary company" or "affiliate" of WEC is subject to regulation as a public utility or public service company (or similar designa-tion) by any other state in the United States or any foreign country. WEC is an exempt holding company under Section 3(a)(1) of the 1935 Act.

                   Section 5.13 Vote Required. The approval of the issuance of Company Common Stock in connection with the NSP Merger by a majority of the votes entitled to be cast by the holders of the shares of WEC Common Stock represented at the meeting and entitled to vote thereon (in which the total vote cast represents over 50% of all shares entitled to vote thereon) and approval of the WEC Article Amendments (as defined in Section 7.20) by the votes required in the WEC Restated Ar-ticles of Incorporation (collectively, the "WEC Shareholders' Approval") are the only votes of the holders of any class or series of the capital stock of WEC or any of its subsidiaries required to approve this Agreement, the Mergers and the other transactions contemplated hereby, provided that the approval of shareholders of WEC may be required for the repurchase of shares of WEC Common Stock pursuant to Section 7(a) of the WEC Stock Option Agreement under circumstances where Section 180.1134(1) of the WBCL or Article III.D.(1) of WEC's Restated Articles of Incorporation would be applicable.

                   Section 5.14 Accounting Matters. Neither WEC nor, to WEC's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations.










                   Section 5.15 Applicability of Certain Wisconsin Law. Assuming that the representation and warranty of NSP made in
         Section 4.18 is correct, none of the control share acquisition provisions of Section 180.1150 of the WBCL, the business com-bination provisions of Sections 180.1140 to 180.1144 of the WBCL, the "fair price" provisions of Sections 180.1130 to
         180.1134 of the WBCL or any similar provisions of the WBCL (or, to the best knowledge of WEC, any other similar state statute) or the Restated Articles of Incorporation or by-laws of WEC, are applicable to the transactions contemplated by this Agree-ment, including the granting or exercise of the WEC Stock Op-tion Agreement (except as set forth in Section 5.15 of the WEC Disclosure Schedule).

                   Section 5.16 Opinion of Financial Advisor. WEC has received the opinion of Barr Devlin Associates, dated April 28, 1995, to the effect that, as of the date thereof, the Ratio is fair from a financial point of view to the holders of WEC Com-mon Stock.

                   Section 5.17  Insurance.  Except as set forth in
         Section 5.17 of the WEC Disclosure Schedule, WEC and each of the WEC Subsidiaries is, and has been continuously since Janu-ary 1, 1990, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by WEC and the WEC Subsidiaries during such time period. Except as set forth in Section 5.17 of the WEC Dis-closure Schedule, neither WEC nor any of the WEC Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of WEC or any of the WEC Subsidiaries. The insurance policies of WEC and each of the WEC Subsidiaries are valid and enforceable policies in all material respects.

                   Section 5.18 Ownership of Old NSP Common Stock. Except pursuant to the terms of the NSP Stock Option Agreement, WEC does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Old NSP Common Stock or Old NSP Preferred Stock.


                                    ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGERS

                   Section 6.1 Covenants of the Parties. After the date hereof and prior to the Effective Time or earlier termi-nation of this Agreement, NSP and WEC each agree as follows, each as to itself and to each of the NSP Subsidiaries and the










         WEC Subsidiaries, as the case may be, except as expressly con-templated or permitted in this Agreement, the NSP Stock Option Agreement or the WEC Stock Option Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

                   (a) Ordinary Course of Business. Each party hereto shall, and shall cause its Direct Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as here-tofore conducted and use all commercially reasonable ef-forts to preserve intact their present business organi-zations and goodwill, preserve the goodwill and relation-ships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees. Except as set forth in Section 6.1(a) of the NSP Disclosure Schedule or the WEC Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Direct Subsidiaries to, enter into a new line of business, or make any change in the line of business it engages in as of the date hereof involving any material investment of assets or resources or any material exposure to liability or loss, in the case of NSP, to NSP and its subsidiaries taken as a whole, and in the case of WEC, to WEC and its subsidiaries taken as a whole.

                   (b) Dividends. No party shall, nor shall any party permit any of its Direct Subsidiaries to, (i) declare or pay any dividends on or make other distributions in re-spect of any of their capital stock other than to such party or its wholly-owned subsidiaries and other than dividends required to be paid on any WEPCO Preferred Stock or Old NSP Preferred Stock in accordance with the respec-tive terms thereof, regular quarterly dividends on WEC Common Stock with usual record and payment dates not, during any fiscal year, in excess of 106% of the dividends for the prior fiscal year and regular quarterly dividends on Old NSP Common Stock with usual record and payment dates not, during any fiscal year, in excess of 106% of the dividends for the prior fiscal year; (ii) split, com-bine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than (A) redemptions, purchases or acquisitions required by the respective terms of any series of WEPCO Preferred Stock or Old NSP Preferred Stock, (B) in connection with refunding of WEPCO Preferred Stock or Old NSP Preferred










              Stock with preferred stock or debt at a lower cost of funds (calculating such cost on an after-tax basis), (C) in connection with intercompany purchases of capital stock or (D) for the purpose of funding employee stock ownership plans in accordance with past practice. The last record date of each of WEC and NSP on or prior to the Effective Time which relates to a regular quarterly dividend on WEC Common Stock or Old NSP Common Stock, as the case may be, shall be the same date and shall be prior to the Effective Time. Notwithstanding the foregoing, (i) NSP may redeem all or any portion of the Old NSP Preferred Stock if the Board of Directors of NSP determines such course of action will facilitate the transactions contemplated hereby and
              (ii) WEPCO may redeem all or any portion of the WEPCO Preferred Stock, if the WEPCO Board of Directors deter-mines such course of action will facilitate the transac-tions contemplated hereby.

                   (c) Issuance of Securities. No party shall, nor shall any party permit any of its Direct Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dis-pose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than pursuant to the NSP Stock Option Agreement and the WEC Stock Option Agreement, as the case may be, other than intercompany issuances of capital stock, and other than issuances (i) in the case of WEC and the WEC Subsid-iaries (x) in connection with refunding WEPCO Preferred Stock with preferred stock or debt at a lower cost of funds (calculating such cost on an after-tax basis); and
              (y) up to 1,600,000 shares of WEC Common Stock to be is-sued for general corporate purposes, including issuances in connection with acquisitions and financing and issu-ances pursuant to employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans; and (ii), in the case of NSP and the NSP Subsidiaries (x) in con-nection with refunding of Old NSP Preferred Stock with preferred stock or debt at a lower cost of funds (calcu-lating such cost on an after-tax basis); and (y) up to 2,900,000 shares of NSP Common Stock to be issued for general corporate purposes, including issuances in con-nection with acquisitions and financing and issuances pursuant to employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans. The parties










              shall promptly furnish to each other such information as may be reasonably requested including financial informa-tion and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Secu-rities Act and other documents necessary in connection with issuance of securities as contemplated by this Sec-tion 6.1(c), subject to obtaining customary indemnities.

                   (d) Charter Documents. Except as set forth in Sec-tion 6.1(d) of the NSP Disclosure Schedule or the WEC Disclosure Schedule, no party shall amend or propose to amend its respective articles of incorporation, by-laws or regulations, or similar organic documents, except as con-templated herein.

                   (e) No Acquisitions. Except as set forth in Section 6.1(e) of the NSP Disclosure Schedule or the WEC Disclo-sure Schedule, other than acquisitions by a party and its Direct Subsidiaries not in excess of $50 million over the amount budgeted by such party for acquisition expendi-tures, as set forth in such Section 6.1(e) of the NSP Disclosure Schedule or the WEC Disclosure Schedule, sin-gularly or in the aggregate, no party shall, nor shall any party permit any of its Direct Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, part-nership, association or other business organization or division thereof, nor shall any party acquire or agree to acquire a material amount of assets other than in the or-dinary course of business consistent with past practice.

                   (f) Capital Expenditures and Emission Allowances. Except as set forth in Section 6.1(f) of the NSP Disclo-sure Schedule or the WEC Disclosure Schedule or as re-quired by law, no party shall, nor shall any party permit any of its Direct Subsidiaries to, (i) make capital ex-penditures in excess of $100 million over the amount bud-geted by such party for capital expenditures as set forth in such Section 6.1(f) of the NSP Disclosure Schedule or the WEC Disclosure Schedule or (ii) enter into written commitments for the purchase of sulfur dioxide emission allowances as provided for by the Clean Air Act Amendments of 1990, in excess of $20 million, singularly or in the aggregate.













                   (g) No Dispositions. Except as set forth in Section 6.1(g) of the NSP Disclosure Schedule or the WEC Disclo-sure Schedule, other than dispositions by a party and its Direct Subsidiaries of less than $50 million, singularly or in the aggregate, no party shall, nor shall any party permit any of its Direct Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its as-sets, other than encumbrances or dispositions in the or-dinary course of its business consistent with past prac-tice.

                   (h) Indebtedness. Except as contemplated by this Agreement, no party shall, nor shall any party permit any of its Direct Subsidiaries to, incur or guarantee any in-debtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the is-suance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities); (ii) long-term indebtedness not aggregating more than $650 million; (iii) arrangements between such party and its Direct Subsidiaries or among its Direct Subsidiaries; (iv) as set forth in Section 6.1(h) of the NSP Disclosure Schedule or the WEC Disclosure Schedule; (v) in connection with the refunding of existing indebtedness at a lower cost of funds; or (vi) in connection with the refunding of WEPCO Preferred Stock or Old NSP Preferred Stock as per-mitted in Section 6.1(b).

                   (i)  Compensation, Benefits.  Except as set forth in
              Section 6.1(i) of the NSP Disclosure Schedule or the WEC Disclosure Schedule, as may be required by applicable law or as contemplated by this Agreement, no party shall, nor shall any party permit any of its Direct Subsidiaries to,
              (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other con-tract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its Direct Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrange-ment to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any di-rector, officer or other employee of such party or any of










              its Direct Subsidiaries, except for normal increases in the ordinary course of business consistent with past prac-tice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its Direct Subsidiaries or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any di-rector or officer or other employee other than in the or-dinary course of business consistent with past practice.

                   (j) 1935 Act. Except as set forth in Section 6.1(j) of the NSP Disclosure Schedule or WEC Disclosure Schedule, no party shall, nor shall any party permit any of its Di-rect Subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act, or that would impair the ability of NSP to claim an exemption as of right under Rule 2 of the 1935 Act or that would impair the ability of WEC to claim an exemption pursuant to its order under Section 3(a)(1) of the 1935 Act prior to the Effective Time, other than
              (i) the application to the SEC under the 1935 Act contem-plated by this Agreement for approval to the extent re-quired of the transactions contemplated hereby and (ii) the registration of the Company pursuant to the 1935 Act.

                   (k) Transmission, Generation. Except as required pursuant to tariffs on file with the FERC as of the date hereof, in the ordinary course of business consistent with past practice, or as set forth in Section 6.1(k) of the NSP Disclosure Schedule or the WEC Disclosure Schedule, no party shall, nor shall any party permit any of its Direct Subsidiaries to, (i) commence construction of any addi-tional generating, transmission or delivery capacity, or
              (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any addi-tional generating, transmission or delivery capacity ex-cept as set forth in the budgets of NSP and WEC.

                   (l) Accounting. Except as set forth in Section 6.1(l) of the NSP Disclosure Schedule or WEC Disclosure Schedule, no party shall, nor shall any party permit any of its Direct Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, reg-ulation or GAAP.

                   (m) Pooling. No party shall, nor shall any party permit any of its subsidiaries to, take any action which











              would, or would be reasonably likely to, prevent the Com-pany from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations, and each party hereto shall use all reasonable efforts to achieve such result (including taking such actions as may be necessary to cure any facts or circumstances that could prevent such transactions from qualifying for pooling-of-interests accounting treatment).

                   (n) Tax-Free Status. No party shall, nor shall any party permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Mergers as tax-free transactions (except as to dissenters' rights and fractional shares) under Section 368(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result.

                   (o)  Affiliate Transactions.  Except as set forth in
              Section 6.1(o) of each of the NSP Disclosure Schedule or the WEC Disclosure Schedule, no party shall, nor shall any party permit any of its Direct Subsidiaries to, enter into any material agreement or arrangement with any of their respective affiliates (other than wholly-owned subsidiar-ies) on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

                   (p) Cooperation, Notification. Each party shall, and shall cause its Direct Subsidiaries to, (i) confer on a regular and frequent basis with one or more representa-tives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (ii) promptly notify the other party of any significant changes in its business, proper-ties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had or, insofar as reason-ably can be foreseen, is reasonably likely to result in, in the case of NSP, a NSP Material Adverse Effect or, in the case of WEC, a WEC Material Adverse Effect; and (iv) promptly provide the other party with copies of all fil-ings made by such party or any of its Direct Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

                   (q) Rate Matters. Each of NSP and WEC shall, and shall cause its Direct Subsidiaries to, discuss with the










              other any changes in its or its Direct Subsidiaries' rates or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting from those in effect on the date hereof and consult with the other prior to making any filing (or any amendment thereto), or ef-fecting any agreement, commitment, arrangement or consent with governmental regulators, whether written or oral, formal or informal, with respect thereto, and no party will make any filing to change its rates on file with the FERC that would have a material adverse effect on the benefits associated with the business combination provided for herein.

                   (r) Third-Party Consents. NSP shall, and shall cause its Direct Subsidiaries to, use all commercially reasonable efforts to obtain all NSP Required Consents. NSP shall promptly notify WEC of any failure or prospec-tive failure to obtain any such consents and, if requested by WEC, shall provide copies of all NSP Required Consents obtained by NSP to WEC. WEC shall, and shall cause its Direct Subsidiaries to, use all commercially reasonable efforts to obtain all WEC Required Consents. WEC shall promptly notify NSP of any failure or prospective failure to obtain any such consents and, if requested by NSP, shall provide copies of all WEC Required Consents obtained by WEC to NSP.

                   (s) No Breach, Etc. No party shall, nor shall any party permit any of its Direct Subsidiaries to, willfully take any action that would or is reasonably likely to re-sult in a material breach of any provision of this Agree-ment, the NSP Stock Option Agreement or the WEC Stock Op-tion Agreement, as the case may be, or in any of its rep-resentations and warranties set forth in this Agreement, the NSP Stock Option Agreement, or the WEC Stock Option Agreement, as the case may be, being untrue on and as of the Closing Date.

                   (t) Tax-Exempt Status. No party shall, nor shall any party permit any Direct Subsidiary to, take any action that would likely jeopardize the qualification of NSP's or WEPCO's outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

                   (u) Transition Management. As soon as practicable after the date hereof, the parties shall create a special transition management task force (the "Task Force") which










              shall be headed by James J. Howard ("Mr. Howard") and Ri-chard A. Abdoo ("Mr. Abdoo"). The Task Force shall exam-ine various alternatives regarding the manner in which to best organize and manage the business of the Company after the Effective Time, subject to applicable law. Messrs. Howard and Abdoo will have joint decision-making authority regarding the Task Force, and Mr. Abdoo will manage and be responsible for the day-to-day activities and operations of the Task Force.

                   (v) Company Actions. WEC and NSP shall cause the Company to take only those actions, from the date hereof until the Effective Time, that are required or contem-plated by this Agreement to be so taken by the Company, including, without limitation, the declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority, as set forth in Section 4.4(b) of the NSP Disclosure Schedule, Section 4.4(c) of the NSP Disclosure Schedule, Section 5.4(b) of the WEC Disclosure Schedule and Section 5.4(c) of the WEC Disclosure Schedule.

                   (w) Tax Matters. Except as set forth in Section 6.1(w) of the NSP Disclosure Schedule or the WEC Disclo-sure Schedule, no party shall make or rescind any material express or deemed election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or contro-versy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending De-cember 31, 1993, except as may be required by applicable law.

                   (x) Discharge of Liabilities. No party shall pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, dis-charge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated fi-nancial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.












                   (y) Contracts. No party shall, except in the ordi-nary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agree-ment to which such party or any Direct Subsidiary of such party is a party or waive, release or assign any material rights or claims.

                   (z) Insurance. Each party shall, and shall cause its Direct Subsidiaries to, maintain with financially re-sponsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by such party or its Direct Subsidiaries.

                  (aa) Permits. Each party shall, and shall cause its Direct Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which such party or its Direct Subsidiaries operate.

                  (bb) Limitation on Investments in Unrestricted Sub-sidiaries. From and after the date hereof, NSP will not make, and will not permit any NSP Subsidiary to make, any additional investments in, or loans or capital contribu-tions to, or to undertake any guarantees or other obliga-tions with respect to, any NSP Unrestricted Subsidiary in excess of $350 million (which number shall be made up of, and shall not be in duplication of, the amounts budgeted for capital expenditures and acquisitions as set forth in Sections 6.1(e) and (f) of the NSP Disclosure Schedule and amounts spent pursuant to the $50 million basket refer-enced in Section 6.1(e)) in the aggregate to all NSP Un-restricted Subsidiaries; and WEC will not make, and will not permit any WEC Subsidiary to make, any additional in-vestments in, or loans or capital contributions to, or to undertake any guarantees or other obligations with respect to, any WEC Unrestricted Subsidiary in excess of $100 million (which number shall be made up of, and shall not be in duplication of, the amounts budgeted for capital expenditures and acquisitions as set forth in Sections 6.1(e) and (f) of the WEC Disclosure Schedule and amounts spent pursuant to the $50 million basket referenced in
              Section 6.1(e)) in the aggregate to all WEC Unrestricted Subsidiaries.














                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

                   Section 7.1 Access to Information. Upon reasonable notice, each party shall, and shall cause its Direct Subsid-iaries to, afford to the officers, directors, employees, ac-countants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "Representa-tives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (in-cluding, but not limited to, Tax Returns) and, during such pe-riod, each party shall, and shall cause its Direct Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Direct Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, the Minnesota Public Utilities Commission, the Public Service Commission of Wisconsin or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, direc-tors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall provide access to those premises, documents, reports and in-formation described above of subsidiaries of such party that are not Direct Subsidiaries to the extent such party has or is able to obtain such access. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confi-dence all documents and information concerning the other fur-nished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated January 17, 1995, between NSP and WEC, as it may be amended from time to time (the "Confidentiality Agree-ment").

                   Section 7.2  Joint Proxy Statement and Registration
         Statement.

                   (a) Preparation and Filing. The parties will pre-pare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Proxy Statement (together, the "Joint Proxy/Registration Statement"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing.










         Each party hereto shall also take such action as may be rea-sonably required to cause the shares of Company Common Stock issuable in connection with the Mergers to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corpora-tion or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Mergers, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration State-ment. The parties shall use reasonable efforts to cause the shares of Company Common Stock issuable in the Mergers to be approved for listing on the NYSE upon official notice of issu-ance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and cor-rect in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy Statement/Regis-tration Statement.

                   (b) Letter of NSP's Accountants. NSP shall use best efforts to cause to be delivered to WEC letters of Deloitte & Touche LLP and Price Waterhouse LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to WEC, in form and substance reason-ably satisfactory to WEC and customary in scope and substance for "cold comfort" letters delivered by independent public ac-countants in connection with registration statements on Form S-4.

                   (c) Letter of WEC's Accountants. WEC shall use best efforts to cause to be delivered to NSP a letter of Price Wa-terhouse LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to NSP, in form and substance reasonably satisfactory to NSP and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

                   (d) Fairness Opinions. It shall be a condition to the mailing of the Joint Proxy/Registration Statement to the shareholders of NSP and WEC that (i) NSP shall have received an opinion from Goldman, Sachs & Co., dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the Ratio is fair to the holders of Old NSP Com-mon Stock and (ii) WEC shall have received an opinion from Barr Devlin Associates, dated the date of the Joint Proxy Statement,










         to the effect that, as of the date thereof, the Ratio is fair from a financial point of view to the holders of WEC Common Stock.

                   Section 7.3  Regulatory Matters.

                   (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated here-by. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies.

                   (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consum-mate the transactions contemplated by this Agreement, includ-ing, without limitation, the NSP Required Statutory Approvals and the WEC Required Statutory Approvals.

                   Section 7.4  Shareholder Approval.

                   (a) Approval of WEC Shareholders. Subject to the provisions of Section 7.4(c) and Section 7.4(d), WEC shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "WEC Special Meeting") for the purpose of securing the WEC Shareholders' Approval, (ii) distribute to its shareholders the joint Proxy Statement in accordance with applicable federal and state law and with its Restated Articles of Incorporation and by-laws,
         (iii) subject to the fiduciary duties of its Board of Direc-tors, recommend to its shareholders the approval of the NSP Merger, this Agreement and the transactions contemplated hereby (including the WEC Article Amendments) and (iv) cooperate and consult with NSP with respect to each of the foregoing matters.

                   (b) Approval of NSP Shareholders. Subject to the provisions of Section 7.4(c) and Section 7.4(d), NSP shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and










         hold a special meeting of its shareholders (the "NSP Special Meeting") for the purpose of securing the NSP Shareholders' Approval, (ii) distribute to its shareholders the joint Proxy Statement in accordance with applicable federal and state law and with its Restated Articles of Incorporation and by-laws,
         (iii) subject to the fiduciary duties of its Board of Direc-tors, recommend to its shareholders the approval of the NSP Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with WEC with respect to each of the foregoing matters.

                   (c) Meeting Date. The WEC Special Meeting for the purpose of securing the WEC Shareholders' Approval and the NSP Special Meeting for the purpose of securing the NSP Sharehold-ers' Approval shall be held on such dates as NSP and WEC shall mutually determine.

                   (d) Fairness Opinions Not Withdrawn. It shall be a condition to the obligation of NSP to hold the NSP Special Meeting that the opinion of Goldman, Sachs & Co., referred to in Section 7.2(d), shall not have been withdrawn, and it shall be a condition to the obligation of WEC to hold the WEC Special Meeting that the opinion of Barr Devlin Associates, referred to in Section 7.2(d), shall not have been withdrawn.

                   Section 7.5  Directors' and Officers' Indemnifica-
         tion.

                   (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties hereto or any subsidiary (each an "Indemnified Party" and collectively, the "Indemnified Par-ties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether as-serted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim,











         damage or liability (whether or not arising before the Effec-tive Time), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the WBCL and upon receipt of any af-firmation and undertaking required by Section 180.0853 of the WBCL, (ii) the Company will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Wisconsin law and the Re-stated Articles of Incorporation (including the WEC Article Amendments) or By-laws of the Company (as the same shall be amended pursuant to Section 7.20) shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any signifi-cant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

                   (b) Insurance. For a period of six years after the Effective Time, the Company shall cause to be maintained in effect policies of directors' and officers' liability insurance maintained by NSP and WEC for the benefit of those persons who are currently covered by such policies on terms no less favor-able than the terms of such current insurance coverage; pro-vided, however, that the Company shall not be required to ex-pend in any year an amount in excess of 200% of the annual ag-gregate premiums currently paid by NSP and WEC for such in-surance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the best coverage avail-able, in the reasonable judgment of the Board of Directors of the Company, for a cost not exceeding such amount.

                   (c) Successors. In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.5.










                   (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of NSP, WEC and their respective subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respec-tive articles of incorporation and by-laws in effect on the date thereof, or otherwise in effect on the date hereof, shall survive the Mergers and shall continue in full force and effect for a period of not less than six years from the Effective Time.

                   (e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her repre-sentatives.

                   Section 7.6 Disclosure Schedules. On the date hereof, (i) WEC has delivered to NSP a schedule (the "WEC Dis-closure Schedule"), accompanied by a certificate signed by the chief financial officer of WEC stating the WEC Disclosure
         Schedule is being delivered pursuant to this Section 7.6(i) and
         (ii) NSP has delivered to WEC a schedule (the "NSP Disclosure Schedule"), accompanied by a certificate signed by the chief financial officer of NSP stating the NSP Disclosure Schedule is being delivered pursuant to this Section 7.6(ii). The NSP Disclosure Schedule and the WEC Disclosure Schedule are col-lectively referred to herein as the "Disclosure Schedules".
         The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warran-ties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

                   Section 7.7 Public Announcements. Subject to each party's disclosure obligations imposed by law, NSP and WEC will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions con-templated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably with-held).












                   Section 7.8 Rule 145 Affiliates. Within 30 days after the date of this Agreement, NSP shall identify in a let-ter to WEC, and WEC shall identify in a letter to NSP, all persons who are, and to such person's best knowledge who will be at the Closing Date, "affiliates" of NSP and WEC, respec-tively, as such term is used in Rule 145 under the Securities Act (or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment). Each of NSP and WEC shall use all reasonable efforts to cause their respective affiliates (including any person who may be deemed to have become an affiliate after the date of the letter re-ferred to in the prior sentence) to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 7.8 (each, an "Affiliate Agreement").

                   Section 7.9  Employee Agreements and Workforce Mat-
         ters.

                   (a) Certain Employee Agreements. Subject to Section 7.10, Section 7.14 and Section 7.15, the Company and its sub-sidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date hereof which apply to any current or former employee or current or former director of the parties hereto; provided, however, that this undertaking is not in-tended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

                   (b) Workforce Matters. Subject to applicable col-lective bargaining agreements, for a period of three years following the Effective Time, any reductions in workforce in respect of employees of the Company shall be made on a fair and equitable basis, in light of the circumstances and the objec-tives to be achieved, giving consideration to previous work history, job experience, and qualifications, without regard to whether employment was with NSP or its subsidiaries or WEC or its subsidiaries, and any employees whose employment is termi-nated or jobs are eliminated by the Company or any of its sub-sidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and em-ployment placement programs offered by the Company or any of its subsidiaries. Any workforce reductions carried out fol-lowing the Effective Time by the Company and its subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing










         the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Noti-fication Act and regulations promulgated thereunder, and any comparable state or local law.

                   Section 7.10  Employee Benefit Plans.

                   (a) Maintenance of NSP and WEC Benefit Plans. Sub-ject to Section 7.10(b), Section 7.10(c) and Section 6.1(i), each of the NSP Benefit Plans and WEC Benefit Plans in effect at the date hereof shall be maintained in effect with respect to the employees or former employees of NSP and any of its Di-rect Subsidiaries, on the one hand, and of WEC and any of its Direct Subsidiaries, on the other hand, respectively, who are covered by any such benefit plan immediately prior to the Closing Date (the "Affiliated Employees") until the Company otherwise determines after the Effective Time; provided, how-ever, that nothing herein contained shall limit any reserved right contained in any such NSP Benefit Plan or WEC Benefit Plan to amend, modify, suspend, revoke or terminate any such plan; provided, further, however, that the Company or its sub-sidiaries shall provide to the Affiliated Employees for a pe-riod of not less than one year following the Effective Time benefits, other than with respect to plans referred to in Sec-tion 7.10(b) and Section 7.11, which are no less favorable in the aggregate than those provided under the NSP Benefit Plans or the WEC Benefit Plans, as the case may be. Without limita-tion of the foregoing, each participant of any such NSP Benefit Plan or WEC Benefit Plan shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eli-gibility to receive benefits under any benefit plan of the Company or any of its subsidiaries or affiliates for service credited for the corresponding purpose under such benefit plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit. Any person hired by the Company or any of its subsidiaries after the Closing Date who was not employed by any party hereto or its subsidiaries immediately prior to the Closing Date shall be eligible to participate in such benefit plans maintained, or contributed to, by the sub-sidiary, division or operation by which such person is em-ployed, provided that such person meets the eligibility re-quirements of the applicable plan.

                   (b) Adoption of Company Replacement Plans. With respect to the WEC Short-Term Performance Plan (the "WEC In-centive Plan"), the NSP Executive Incentive Compensation Plan (the "NSP Incentive Plan"), the NSP Long-Term Incentive Award Stock Plan (the "NSP Stock Plan") and the WEC 1993 Omnibus Stock Incentive Plan (the "WEC Stock Plan"), the Company and










         its subsidiaries shall adopt replacement plans as set forth in this Section 7.10(b) (collectively, the "Company Replacement Plans"). Each Company Replacement Plan shall amend and super-sede the corresponding NSP or WEC plan and such corresponding plan shall, as of the Effective Time, be merged with and into the appropriate Company Replacement Plan. The WEC Incentive Plan and the NSP Incentive Plan shall be replaced by a new an-nual bonus plan under which cash bonuses, based on percentages of base salaries, are awarded based upon the achievement of performance goals determined in advance by the Compensation Committee of the Board of Directors of the Company (the "Com-mittee"). With respect to those participants in the new plan who are, or who the Committee determines are likely to be, "covered individuals" within the meaning of Section 162(m) of the Code, the performance goals shall be objective standards that are approved by shareholders in accordance with the re-quirements for exclusion from the limits of Section 162(m) of the Code as performance-based compensation. The NSP Stock Plan and the WEC Stock Plan shall be replaced by a stock compensa-tion plan (the "Company Stock Plan") providing for the grant of stock options, stock appreciation rights, restricted stock and such other awards based upon the Company Common Stock as the Board of Directors may determine, subject to shareholder ap-proval of the Company Stock Plan. The Company shall reserve 12 million shares for issuance under the Company Stock Plan.

                   (c) NSP and WEC Action. With respect to each of the Company Replacement Plans, each of NSP and WEC shall take all corporate action necessary or appropriate to obtain the ap-proval of the respective shareholders with respect to such plan prior to the Effective Time. Before the Effective Time, WEC shall take all steps necessary to amend (i) the WEC Supplemen-tal Executive Retirement Plan, (ii) the WEC Executive Non-Qualified Trust, (iii) each of the Supplemental Retirement Benefit Agreements set forth in Section 5.10(g) of the WEC Disclosure Schedule, (iv) the WEC Executive Deferred Compensa-tion Plan, (v) the WEC Directors' Deferred Compensation Plan, and (vi) the WEPCO Directors' Deferred Compensation Plan, so that none of the transactions contemplated by this Agreement shall constitute a Change of Control for purposes of said ar-rangements, provided that with respect to items (iii) through
         (vi), WEC shall use its best efforts to obtain the consent of the other parties thereto. Prior to or as soon as practicable after the date hereof, each of NSP and WEC shall adopt sever-ance plans substantially in the forms attached hereto as Ex-hibits 7.10(a) and 7.10(b), respectively.














                   Section 7.11  Stock Option and Other Stock Plans.

                   (a) Amendment of NSP Stock Plan and Agreements. Ef-fective as of the Effective Time, NSP shall amend the NSP Stock Plan and each underlying award agreement to provide that (i) each outstanding option to purchase shares of Old NSP Common Stock (each, a "NSP Stock Option"), along with any tandem stock appreciation right, shall constitute an option to acquire shares of Company Common Stock, on the same terms and condi-tions as were applicable under such NSP Stock Option, based on the same number of shares of the Company Common Stock as the holder of such NSP Stock Option would have been entitled to receive pursuant to the NSP Merger in accordance with Article II had such holder exercised such option in full immediately prior to the Effective Time; provided, that the number of shares, the option price, and the terms and conditions of ex-ercise of such option, shall be determined in a manner that preserves both (A) the aggregate gain (or loss) on the NSP Stock Option immediately prior to the Effective Time and (B) the ratio of the exercise price per share subject to the NSP Stock Option to the fair market value (determined immediately prior to the Effective Time) per share subject to such option; and provided, further, that in the case of any option to which
         Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and (ii) each other outstanding award under the NSP Stock Plan ("NSP Stock Awards") shall constitute an award based upon the same number of shares of Company Common Stock as the holder of such NSP Stock Award would have been entitled to receive pur-suant to the NSP Merger in accordance with Article II had such holder been the absolute owner, immediately before the Effec-tive Time, of the shares of NSP Common Stock on which such NSP Stock Award is based, and otherwise on the same terms and con-ditions as governed such NSP Stock Award immediately before the Effective Time. At the Effective Time, the Company shall as-sume each stock award agreement relating to the NSP Stock Plan, each as amended as previously provided. As soon as practicable after the Effective Time, the Company shall deliver to the holders of NSP Stock Options and NSP Stock Awards appropriate notices setting forth such holders' rights pursuant to the Company Stock Plan and each underlying stock award agreement, each as assumed by the Company.

                   (b) Amendment of WEC Stock Plan and Agreements. Effective as of the Effective Time, WEC shall amend the WEC Stock Plan and use its best efforts to amend each underlying stock award agreement to provide that none of the transactions










         contemplated by this Agreement shall constitute a Change in Control for purposes of the WEC Stock Plan.

                   (c) Company Action. With respect to each of the NSP Stock Plan, the WEC Stock Plan, the NSP Employee Stock Owner-ship Plan and any other plans under which the delivery of Old NSP Common Stock, WEC Common Stock or Company Common Stock is required upon payment of benefits, grant of awards or exercise of options (the "Stock Plans"), the Company shall take all corporate action necessary or appropriate to (i) obtain share-holder approval with respect to such Stock Plan to the extent such approval is required for purposes of the Code or other applicable law, or to enable such Stock Plan to comply with Rule 16b-3 promulgated under the Exchange Act, (ii) reserve for issuance under such plan or otherwise provide a sufficient number of shares of Company Common Stock for delivery upon payment of benefits, grant of awards or exercise of options under such Stock Plan and (iii) as soon as practicable after the Effective Time, file registration statements on Form S-3 or Form S-8, as the case may be (or any successor or other appro-priate forms), with respect to the shares of Company Common Stock subject to such Stock Plan to the extent such registra-tion statement is required under applicable law, and the Com-pany shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current sta-tus of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. With respect to those individuals who subsequent to the Mergers will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall ad-minister the Stock Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

                   Section 7.12 No Solicitations. No party hereto shall, and each such party shall cause its Direct Subsidiaries not to, shall not permit any of its Representatives or subsid-iaries that are not Direct Subsidiaries to, and shall use its best efforts to cause such persons not to, directly or indi-rectly: initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal which consti-tutes or is reasonably likely to lead to, any Business Combi-nation Proposal (as defined below), or, in the event of an un-solicited Business Combination Proposal, except to the extent required by their fiduciary duties under applicable law if so advised in a written opinion of outside counsel, engage in ne-gotiations or provide any information or data to any person relating to any Business Combination Proposal. Each party hereto shall notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and










         the identity of the person making it), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal, and shall give the other party five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. Each party hereto shall immediately cease and cause to be ter-minated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Business Combination Proposal. As used in this Section 7.12, "Business Combination Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combi-nation involving any party to this Agreement or any of its ma-terial subsidiaries, or any proposal or offer (in each case, whether or not in writing and whether or not delivered to the stockholders of a party generally) to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of any party to this Agree-ment or any of its material subsidiaries, other than pursuant to the transactions contemplated by this Agreement or referred to in Section 7.19(c) of this Agreement. Nothing contained herein shall prohibit a party from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a Business Combination Proposal by means of a tender offer.

                   Section 7.13 Company Board of Directors. NSP's and WEC's respective Boards of Directors will take such action as may be necessary to cause the number of directors comprising the full Board of Directors of the Company at the Effective Time to be 12 persons, six of whom shall be designated by NSP prior to the Effective Time and six of whom shall be designated by WEC prior to the Effective Time. The initial designation of such directors among the three classes of the Board of Direc-tors of the Company shall be agreed to by NSP and WEC, the designees of each party to be divided equally among such classes; provided, however, that if, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such person shall designate another person to serve in such person's stead. NSP's and WEC's respective Boards of Directors will also take such action as may be necessary to cause the committees of the Board of Directors of the Company at the Effective Time to consist of that number of NSP and WEC designees with such chairs as are set forth on Exhibit 7.13.

                   Section 7.14 Company Officers. At the Effective Time, pursuant to the terms hereof and of the employment con-tracts referred to in Section 7.15: (a) Mr. Howard shall hold











         the positions of Chairman of the Board and Chief Executive Of-ficer of the Company and shall be entitled to serve in such capacities until the end of the Initial Period (as defined in Mr. Howard's employment contract entered into pursuant to Sec-tion 7.15), at which time he shall be entitled to continue to hold the position of Chairman of the Board of the Company until the end of the Secondary Period (as defined in Mr. Howard's employment contract entered into pursuant to Section 7.15); and
         (b) Mr. Abdoo shall hold the positions of Vice Chairman of the Board, President and Chief Operating Officer of the Company and shall be entitled to serve in such capacities until the end of the Initial Period, at which time he shall be entitled to hold the additional position of Chief Executive Officer of the Com-pany and to serve in all such capacities until his successor is elected or appointed and shall have qualified in accordance with the WBCL and the Restated Articles of Incorporation (in-cluding the WEC Article Amendments) and By-laws of the Company (as the same shall be amended pursuant to Section 7.20). If either of such persons is unable or unwilling to hold such of-fices for the periods set forth above, his successor shall be selected by the Board of Directors of the Company in accordance with its By-laws.

                   Section 7.15 Employment Contracts. The Company shall, as of or prior to the Effective Time, enter into em-ployment contracts with Mr. Howard and Mr. Abdoo in the forms set forth in Exhibit 7.15.1 and Exhibit 7.15.2, respectively.

                   Section 7.16 Post-Merger Operations. Following the Effective Time, the Company shall conduct its operations in accordance with the following:

                   (a) Principal Corporate Offices. The Company and NSP shall maintain their principal corporate offices in Minnesota in the city of Minneapolis and WEPCO shall maintain its principal corporate offices in Wisconsin in the city of Milwaukee.

                   (b) Maintenance of Separate Existence of New NSP and WEPCO. WEPCO, on the one hand, and New NSP, on the other hand, shall continue their separate corporate existences, operating under the names of "WISCONSIN ENERGY COMPANY" and "NORTHERN STATES POWER COMPANY", respectively. The respective corporate officers of WEPCO, on the one hand, and NSP, on the other hand, shall be entitled to maintain their current titles and responsibilities as officers of WEPCO and New NSP, respectively, unless and until other-wise determined by the Board of Directors of WEPCO and New NSP.











                   (c) Charities. After the Effective Time, the Com-pany shall provide charitable contributions and community support within the service areas of the parties and each of their respective subsidiaries at levels substantially comparable to the levels of charitable contributions and community support provided by the parties and their re-spective subsidiaries within their service areas within the two-year period immediately prior to the Effective Time. The assets of The Wisconsin Energy Corporation Foundation, Inc. (the "Foundation") shall be used for charitable purposes in accordance with the articles and by-laws of the Foundation in the service areas of WEPCO (including the prior service area of NSP-W) unless changed by the Board of Directors of the Company.

                   Section 7.17 Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses in-curred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by NSP and WEC.

                   Section 7.18 Further Assurances. Each party will, and will cause its Direct Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consum-mate the Mergers in accordance with the terms hereof. The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination among themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in Section 8.1(e), Section 8.2(e), Section 8.2(f),
         Section 8.3(e), and Section 8.3(f). Accordingly, if the only conditions to the parties' obligations to consummate the Merg-ers which are not satisfied or waived are receipt of any one or more of the NSP Required Consents, NSP Required Statutory Ap-provals, WEC Required Consents, WEC Required Statutory Approv-als or the ruling referred to in Sections 8.2(e) and 8.3(e), and the adoption of an alternative structure (that otherwise substantially preserves for NSP and WEC the economic benefits of the Merger) would result in such conditions being satisfied or waived, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merg-ers that so preserves such benefits; provided that, prior to closing any such restructured transaction, all material third












         party and Governmental Authority declarations, filings, regis-trations, notices, authorizations, consents or approvals nec-essary for the effectuation of such alternative business com-bination shall have been obtained and all other conditions to the parties' obligations to consummate the Mergers, as applied to such alternative business combination, shall have been sat-isfied or waived.

                   Section 7.19 Utility Asset Transfer. In addition to the transactions described in Article I and Article II, con-temporaneously with the Reincorporation Effective Time, NSP-W shall sell and transfer to New NSP certain utility assets lo-cated in the State of Wisconsin such that, upon such transfer, New NSP shall be a Wisconsin utility for purposes of consider-ing its assets as assets of a public utility affiliate in the determination made under Section 196.795(5)(p) of the Wisconsin Statutes.

                   Section 7.20 Charter and By-Law Amendments. Prior to the Closing: (a) WEC and NSP shall agree upon amendments to be effected to the Restated Articles of Incorporation of WEC, including to change the name of WEC to a name agreed upon by NSP and WEC (which shall not be the name of, or a name sub-stantially similar to, either NSP or WEC) (the "WEC Article Amendments"), and the by-laws of WEC, and WEC shall take all actions necessary so that the WEC Article Amendments and such amendments to the WEC by-laws become effective no later than the Effective Time; (b) NSP shall cause the articles of incor-poration of New NSP to be amended and restated in substantially the form attached hereto as Exhibit 7.20(b); (c) WEC shall cause the articles of incorporation of WEC Sub to be amended and restated in the form attached hereto as Exhibit 7.20(c) and shall cause WEC Sub to issue to WEC additional fully paid shares of WEC Sub's common stock so that, at the Effective Time, the number of outstanding shares of common stock of WEC Sub is equal to the number of outstanding shares of NSP Common Stock at such time.


                                   ARTICLE VIII

                                    CONDITIONS

                   Section 8.1 Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, ex-cept, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:










                   (a) Shareholder Approvals. The WEC Shareholders' Approval and the NSP Shareholders' Approval shall have been obtained.

                   (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Mergers shall have been issued and be continuing in ef-fect, and the Mergers and the other transactions contem-plated hereby shall not have been prohibited under any applicable federal or state law or regulation.

                   (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

                   (d) Listing of Shares. The shares of Company Common Stock issuable in the Mergers pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

                   (e) Statutory Approvals. The NSP Required Statutory Approvals and the WEC Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined be-low) and such Final Orders do not impose terms or con-ditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its prospective subsidiaries taken as a whole or on the Company's pro-spective utility subsidiaries located in the State of Minnesota taken as a whole, or on its prospective utility subsidiaries located in the State of Wisconsin taken as a whole or which would be materially inconsistent with the agreements of the parties contained herein. A "Final Or-der" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contem-plated hereby may be consummated has expired, and as to which all conditions to the consummation of such transac-tions prescribed by law, regulation or order have been satisfied.

                   (f) Dissenters' Rights. The number of NSP Dissent-ing Shares shall not constitute more than 5% of the number of issued and outstanding shares of Old NSP Common Stock










              and Old NSP Preferred Stock, taken together as a single class, for this purpose.

                   (g) Pooling. Each of NSP and WEC shall have re-ceived a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory, in each case, to NSP and WEC, stating that the transactions effected pursuant to this Agreement will qualify as a pooling of interests transaction under GAAP and applicable SEC regulations.

                   Section 8.2 Conditions to Obligation of WEC to Ef-fect the Mergers. The obligation of WEC to effect the NSP Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by WEC in writing pursuant to Section 9.5:

                   (a) Performance of Obligations of NSP. NSP (and/or its appropriate subsidiaries) will have performed its agreements and covenants contained in Sections 6.1(b) and 6.1(c) and Section 7.19 and will have performed in all material respects its other agreements and covenants con-tained in or contemplated by this Agreement and the NSP Stock Option Agreement required to be performed by it at or prior to the Effective Time.

                   (b) Representations and Warranties. The represen-tations and warranties of NSP set forth in this Agreement and the NSP Stock Option Agreement shall be true and cor-rect (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warran-ties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications con-tained therein) which, individually or in the aggregate, would not be reasonably likely to result in a NSP Material Adverse Effect.

                   (c) Closing Certificates. WEC shall have received a certificate signed by the chief financial officer of NSP, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in
              Section 8.2(a) and Section 8.2(b) have been satisfied.












                   (d) NSP Material Adverse Effect. No NSP Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a NSP Material Adverse Effect.

                   (e)  Tax Ruling and Opinion.  WEC shall have received
              (i) a private letter ruling from the Internal Revenue Service ("IRS") providing certain assurances regarding the federal income tax consequences of the Mergers satisfac-tory in form and substance to Skadden, Arps, Slate, Meagher & Flom and Quarles & Brady and (ii) an opinion of Skadden, Arps, Slate, Meagher & Flom or Quarles & Brady based upon such ruling and satisfactory in form and substance to WEC, dated as of the Closing Date, to the effect that the Reincorporation Merger and the subsequent NSP Merger will each be treated as a tax-free reorganiza-tion under Section 368(a) of the Code.

                   (f) NSP Required Consents. The NSP Required Con-sents the failure of which to obtain would have a NSP Ma-terial Adverse Effect shall have been obtained.

                   (g) Affiliate Agreements. The Company shall have received Affiliate Agreements, duly executed by each "af-filiate" of NSP, substantially in the form of Exhibit 7.8, as provided in Section 7.8.

                   Section 8.3 Conditions to Obligation of NSP to Ef-fect the Mergers. The obligation of NSP to effect the NSP Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by NSP in writing pursuant to Section 9.5:

                   (a) Performance of Obligations of WEC. WEC (and/or its appropriate subsidiaries) will have performed its agreements and covenants contained in Sections 6.1(b) and 6.1(c) and will have performed in all material respects its other agreements and covenants contained in or con-templated by this Agreement and the WEC Stock Option Agreement required to be performed at or prior to the Ef-fective Time.

                   (b) Representations and Warranties. The represen-tations and warranties of WEC set forth in this Agreement and the WEC Stock Option Agreement shall be true and cor-rect (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warran-ties that expressly speak only as of a specific date or










              time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications con-tained therein) which, individually or in the aggregate, would not be reasonably likely to result in a WEC Material Adverse Effect.

                   (c) Closing Certificates. NSP shall have received a certificate signed by the chief financial officer of WEC, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in
              Section 8.3(a) and Section 8.3(b) have been satisfied.

                   (d) WEC Material Adverse Effect. No WEC Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a WEC Material Adverse Effect.

                   (e)  Tax Ruling and Opinion.  NSP shall have received
              (i) a private letter ruling from the IRS providing certain assurances regarding the federal income tax consequences of the Mergers satisfactory in form and substance to Wachtell, Lipton, Rosen & Katz and (ii) an opinion of Wachtell, Lipton, Rosen & Katz based upon such ruling and satisfactory in form and substance to NSP, dated as of the Closing Date, to the effect that the Reincorporation Merger and the subsequent NSP Merger will each be treated as a tax-free reorganization under Section 368(a) of the Code.

                   (f) WEC Required Consents. The WEC Required Con-sents the failure of which to obtain would have a WEC Ma-terial Adverse Effect shall have been obtained.

                   (g) Affiliate Agreements. The Company shall have received Affiliate Agreements, duly executed by each "af-filiate" of WEC substantially in the form of Exhibit 7.8, as provided in Section 7.8.


                                    ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

                   Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether be-fore or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:










                   (a) by mutual written consent of the Boards of Di-rectors of NSP and WEC;

                   (b) by any party hereto, by written notice to the other parties, if the Effective Time shall not have oc-curred on or before April 30, 1997 (the "Initial Termi-nation Date"); provided, however, that the right to ter-minate the Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 8.1(e), 8.2(f) and/or 8.3(f) shall not have been fulfilled but all other conditions to the Clos-ing shall be fulfilled or shall be capable of being ful-filled, then the Initial Termination Date shall be ex-tended to October 31, 1997;

                   (c) by any party hereto, by written notice to the other parties, if the WEC Shareholders' Approval shall not have been obtained at a duly held WEC Special Meeting, including any adjournments thereof, or the NSP Sharehold-ers' Approval shall not have been obtained at a duly held NSP Special Meeting, including any adjournments thereof;

                   (d) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the NSP Merger, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restrain-ing, enjoining or otherwise prohibiting the NSP Merger, and such order, judgment or decree shall have become final and nonappealable;

                   (e) by WEC, upon two days' prior notice to NSP, if, as a result of a tender offer by a party other than NSP or any of its affiliates or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Busi-ness Combination") by a party other than NSP or any of its affiliates, the Board of Directors of WEC determines in good faith that their fiduciary obligations under appli-cable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of WEC shall have been advised in a written opinion of outside counsel that notwithstanding a











              binding commitment to consummate an agreement of the na-ture of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by NSP in negotia-tions entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to re-consider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, WEC shall, and shall cause its respec-tive financial and legal advisors to, negotiate with NSP to make such adjustments in the terms and conditions of this Agreement as would enable WEC to proceed with the transactions contemplated herein on such adjusted terms;

                   (f) by NSP, upon two days' prior notice to WEC, if, as a result of a tender offer by a party other than WEC or any of its affiliates or any written offer or proposal with respect to a Business Combination by a party other than WEC or any of its affiliates, the Board of Directors of NSP determines in good faith that their fiduciary ob-ligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of NSP shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to con-summate an agreement of the nature of this Agreement en-tered into in the proper exercise of their applicable fi-duciary duties, and notwithstanding all concessions which may be offered by WEC in negotiations entered into pursu-ant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, NSP shall, and shall cause its respective financial and legal advisors to, negotiate with WEC to make such adjustments in the terms and conditions of this Agreement as would enable NSP to proceed with the transactions contemplated herein on such adjusted terms;

                   (g) by NSP, by written notice to WEC, if (i) there exist breaches of the representations and warranties of WEC made herein as of the date hereof which breaches, in-dividually or in the aggregate, would or would be rea-sonably likely to result in an WEC Material Adverse Ef-fect, and such breaches shall not have been remedied within 20 days after receipt by WEC of notice in writing














              from NSP, specifying the nature of such breaches and re-questing that they be remedied, (ii) WEC (and/or its ap-propriate subsidiaries) shall not have performed and com-plied with its agreements and covenants contained in Sec-tions 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder or under the WEC Stock Option Agreement and such failure to perform or comply shall not have been remedied within 20 days after receipt by WEC of notice in writing from NSP, specifying the na-ture of such failure and requesting that it be remedied; or (iii) the Board of Directors of WEC or any committee thereof (A) shall withdraw or modify in any manner adverse to NSP its approval or recommendation of this Agreement or the NSP Merger, (B) shall fail to reaffirm such approval or recommendation upon NSP's request, (C) shall approve or recommend any acquisition of WEC or a material portion of its assets or any tender offer for shares of capital stock of WEC, in each case, by a party other than NSP or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C); or

                   (h) by WEC, by written notice to NSP, if (i) there exist material breaches of the representations and war-ranties of NSP made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a NSP Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by NSP of notice in writing from WEC, specifying the nature of such breaches and re-questing that they be remedied, (ii) NSP (and/or its ap-propriate subsidiaries) shall not have performed and com-plied with its agreements and covenants contained in Sec-tions 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder or under the NSP Stock Option Agreement, and such failure to perform or comply shall not have been remedied within 20 days after receipt by NSP of notice in writing from WEC, specifying the na-ture of such failure and requesting that it be remedied; or (iii) the Board of Directors of NSP or any committee thereof (A) shall withdraw or modify in any manner adverse to WEC its approval or recommendation of this Agreement or the NSP Merger, (B) shall fail to reaffirm such approval or recommendation upon WEC's request, (C) shall approve or recommend any acquisition of NSP or a material portion of its assets or any tender offer for the shares of capital stock of NSP, in each case by a party other than WEC or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C).










                   Section 9.2 Effect of Termination. Subject to Sec-tion 10.1(b), in the event of termination of this Agreement by either NSP or WEC pursuant to Section 9.1 there shall be no liability on the part of either NSP or WEC or their respective officers or directors hereunder, except that Section 7.17 and
         Section 9.3, the agreement contained in the last sentence of
         Section 7.1, Section 10.2 and Section 10.8 shall survive the termination.

                   Section 9.3  Termination Fee; Expenses.

                   (a) Termination Fee upon Breach or Withdrawal of Approval. If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of
         (x) Section 9.1(g)(i) or (ii) or (y) Section 9.1(h)(i) or (ii), then: (i) the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limi-tation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Mergers or the transactions contemplated by this Agreement) not in excess of $10 million; provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $10 million), be entitled to retain such additional amounts as such non-breaching party may be entitled to receive at law or in equity; and (ii) if (x) at the time of the breaching party's willful breach of this Agreement, there shall have been a third party tender offer for shares of, or a third party offer or proposal with respect to a Business Combination involving, such party or any of its af-filiates which at the time of such termination shall not have been rejected by such party and its board of directors and withdrawn by the third party, and (y) within two and one-half years of any termination by the non-breaching party, the breaching party or an affiliate thereof becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or an affiliate thereof, then such breaching party (jointly and severally with its affili-ates), upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such breaching party becoming such a subsidiary or of such Business











         Combination, will pay to the non-breaching party an additional fee equal to $75 million in cash.

                   (b) Additional Termination Fee. If (i) this Agree-ment (x) is terminated by any party pursuant to Section 9.1(e) or Section 9.1(f), (y) is terminated following a failure of the shareholders of any one of the parties to grant the necessary approvals described in Section 4.13 and Section 5.13 or (z) is terminated as a result of such party's material breach of Sec-tion 7.4, and (ii) at the time of such termination or prior to the meeting of such party's shareholders there shall have been a third-party tender offer for shares of, or a third-party of-fer or proposal with respect to a Business Combination involv-ing, such party or any of its affiliates which at the time of such termination or of the meeting of such party's shareholders shall not have been (A) rejected by such party and its board of directors and (B) withdrawn by the third-party, and (iii) within two and one-half years of any such termination described in clause (i) above, the party or its affiliate which is the subject of the tender offer or offer or proposal with respect to a Business Combination (the "Target Party") becomes a sub-sidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or affiliate thereof, then such Target Party (jointly and severally with its affil-iates), upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of such Target Party becoming such a subsidiary or of such Business Combination, will pay to the other party a termination fee equal to $75 million in cash plus the out-of-pocket fees and expenses incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Mergers or the transactions contemplated by this Agreement).

                   (c) Expenses. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by the Agreement and constitute liq-uidated damages and not a penalty. If one party fails to promptly pay to the other any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.












                   (d) Limitation of Termination Fees. Notwithstanding anything herein to the contrary, the aggregate amount payable to NSP and its affiliates pursuant to Section 9.3(a), Section 9.3(b) and the terms of the WEC Stock Option Agreement shall not exceed $125 million and the aggregate amount payable to WEC and its affiliates pursuant to Section 9.3(a), Section 9.3(b) and the terms of the NSP Stock Option Agreement shall not ex-ceed $125 million (including reimbursement for fees and ex-penses payable pursuant to this Section 9.3). For purposes of this Section 9.3(d), the amount payable pursuant to the terms of the WEC Stock Option Agreement or the NSP Stock Option Agreement, as the case may be, shall be the amount paid pursu-ant to Section 7(a)(i) and 7(a)(ii) thereof.

                   Section 9.4 Amendment. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of NSP and WEC and prior to the Effective Time, but after such approvals, no such amendment shall (i) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under Article II, (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would mate-rially adversely affect the rights of holders of Old NSP Common Stock or WEC Common Stock, or (iii) alter or change any term of the Restated Articles of Incorporation of WEC (including the WEC Article Amendments) as approved by the shareholders of WEC, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                   Section 9.5 Waiver. At any time prior to the Ef-fective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the repre-sentations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.
















                                    ARTICLE X

                                GENERAL PROVISIONS

                   Section 10.1 Non-Survival; Effect of Representations and Warranties. (a) All representations, warranties and agreements in this Agreement shall not survive the Mergers, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1 and in Article II, Section 7.5, Section 7.9, Section 7.10, Section 7.11, Sec-tion 7.14, Section 7.15, Section 7.16, Section 7.17 and Section 10.7.

                   (b) No party may assert a claim for breach of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connection with the cancellation of this Agreement pursuant to Section 9.1(g)(i) or
         Section 9.1(h)(i) (or pursuant to any other subsection of Sec-tion 9.1, if the terminating party would have been entitled to terminate this Agreement pursuant to Section 9.1(g)(i) or Sec-tion 9.1(h)(i)).

                   Section 10.2 Brokers. NSP represents and warrants that, except for Goldman, Sachs & Co. whose fees have been disclosed to WEC prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon ar-rangements made by or on behalf of NSP. WEC represents and warrants that, except for Barr Devlin Associates, whose fees have been disclosed to NSP prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WEC.

                   Section 10.3 Notices. All notices and other commu-nications hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by reputable overnight courier service, (iii) telecopied (which is con-firmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
















                   (a)  If to NSP, to:

                        Northern States Power Company
                        414 Nicollet Mall
                        Minneapolis, Minnesota  55401

                        Attention:  Gary Johnson, Esq.
                                    Telephone:  (612) 330-7623
                                    Telecopy:   (612) 330-6222

                        with a copy to:

                        Gardner, Carton & Douglas
                        Quaker Tower, 31st Floor
                        321 North Clark Street
                        Chicago, Illinois  60610-4795

                        Attention:  Peter Clarke, Esq.
                                    Telephone:  (312) 245-8685
                                    Telecopy:   (312) 644-3381

                        and a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, NY  10019

                        Attention:  Barry A. Bryer, Esq.
                                    Seth A. Kaplan, Esq.
                                    Telephone:  (212) 403-1000
                                    Telecopy:   (212) 403-2000

                   (b)  If to WEC, to:

                        Wisconsin Energy Corporation
                        231 West Michigan Street
                        Milwaukee, WI  53201

                        Attention:  Walter T. Woelfle, Esq.
                                    Telephone:  (414) 221-2765
                                    Telecopy:   (414) 221-2412



















                        with a copy to:

                        Quarles & Brady
                        411 East Wisconsin Avenue
                        Milwaukee, Wisconsin  53202

                        Attention:  Patrick M. Ryan, Esq.
                                    Telephone:  (414) 277-5181
                                    Telecopy:   (414) 277-5174

                        and a copy to:

                        Skadden, Arps, Slate, Meagher & Flom
                        919 Third Avenue
                        New York, New York  10022

                        Attention:  Sheldon S. Adler, Esq.
                                    Telephone:  (212) 735-3000
                                    Telecopy:   (212) 735-2000

                   Section 10.4 Miscellaneous. This Agreement (in-cluding the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the MBCA or the WBCL.

                   Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respec-tively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpre-tation of this Agreement. Whenever the words "include", "in-cludes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                   Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall con-stitute one and the same agreement.




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                   Section 10.7  Parties in Interest.  This Agreement
         shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing and any other provi-sion of this Agreement, and in addition to any other required action of the Board of Directors of the Company (a) a majority of the WEC Directors (or their successors) serving on the Board of Directors of the Company who are designated by WEC pursuant to Section 7.13 shall be entitled during the three year period commencing at the Effective Time (the "Three Year Period") to enforce the provisions of Section 7.9, Section 7.10, Section
         7.11 and Section 7.14 on behalf of the WEC officers, directors and employees, as the case may be, and (b) a majority of the NSP directors (or their successors) serving on the Board of Directors of the Company who are designated by NSP pursuant to
         Section 7.13 shall be entitled during the Three Year Period to enforce the provisions of, Sections 7.9, Section 7.10, Section 7.11, and Section 7.14 on behalf of the NSP officers, directors and employees, as the case may be. Such directors' rights and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies they may have at law or in equity, but in no event shall this Section 10.7 be deemed to impose any additional duties on any such directors. The Company shall pay, at the time they are incurred, all costs, fees and expenses of such directors incurred in connection with the assertion of any rights on behalf of the persons set forth above pursuant to this Section 10.7.

                   Section 10.8 Waiver of Jury Trial and Certain Dam-ages. Each party to this Agreement waives, to the fullest ex-tent permitted by applicable law, (i) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (ii) without limitation to Section 9.3, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost prof-its) or punitive damages.

                   Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in










         addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agree-ment or any of the transactions contemplated by this Agreement,
         (b) agrees that it will not attempt to deny such personal ju-risdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.
















































                   IN WITNESS WHEREOF, NSP, WEC, New NSP and WEC Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                       NORTHERN STATES POWER COMPANY


                                       By:  /s/ JAMES J. HOWARD
                                            Name:  James J. Howard
         Attest: /s/ GARY R. JOHNSON        Title: Chairman and Chief
                   Secretary                         Executive Officer



                                       WISCONSIN ENERGY CORPORATION


                                       By:  /s/ RICHARD A. ABDOO
                                            Name:  Richard A. Abdoo
         Attest: /s/ JOHN H. GOETSCH__      Title:  Chairman, President
                   Secretary                         and Chief Executive
                                                      Officer

                                       NORTHERN POWER WISCONSIN CORP.


                                       By:  /s/ EDWARD J. McINTYRE
                                            Name:  Edward J. McIntyre
         Attest: /s/ GARY R. JOHNSON        Title: President
                   Secretary


                                       WEC SUB CORP.


                                       By:   /s/ RICHARD A. ABDOO
                                            Name:  Richard A. Abdoo
         Attest: /s/ ANN MARIE BRADY        Title:  Chairman, President
                   Secretary                         and Chief Executive
                                                      Officer











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